UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 17, 2024 (June 16, 2024)

THE AARON’S COMPANY, INC.

(Exact name of registrant as specified in its charter)

Georgia	1-39681	85-2483376
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Galleria Parkway SE, Suite 300 Atlanta, Georgia	30339-3194
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 402-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.50 per share	AAN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On June 16, 2024, The Aaron’s Company, Inc., a Georgia corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with IQVentures Holdings, LLC, an Ohio limited liability company (“Parent” or “IQV”), and Polo Merger Sub, Inc., a newly formed Georgia corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides for the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Merger and the other transactions contemplated by the Merger Agreement (other than the Financing, as defined below) are referred to below as the “Transactions.”

The Company’s Board of Directors (the “Company Board”) unanimously (1) adopted the Merger Agreement and determined that the Merger Agreement and the Transactions are advisable and fair to and in the best interests of the Company’s shareholders, (2) approved the execution, delivery and performance of the Merger Agreement by the Company and the consummation of the Transactions and (3) resolved to submit the Merger Agreement for approval by the Company’s shareholders and to recommend that the Company’s shareholders approve the Merger Agreement and the Transactions.

At the time the Merger becomes effective (the “Effective Time”), each share of the Company’s common stock, par value $0.50 per share (“Shares”) issued and outstanding immediately prior to the Effective Time (other than dissenting shares, treasury shares and shares owned by Parent or any direct or indirect wholly owned subsidiary of Parent), will be converted automatically into the right to receive $10.10 in cash, without interest (the “Merger Consideration”).

Pursuant to the Merger Agreement, as of the Effective Time:

(a)

each outstanding Company stock option, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment equal to the product of (i) the total number of Shares subject to such Company stock option multiplied by (ii) the excess, if any, of the Merger Consideration over the applicable exercise price per Share, provided that each Company stock option that has an exercise price per Share that is equal to or greater than the Merger Consideration will be cancelled for no consideration;

(b)	each outstanding Company restricted stock unit, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment equal to the Merger Consideration;

(c)

each outstanding Company restricted Share granted under a Company equity compensation plan that is vested will be cancelled and converted into the right to receive a cash payment equal to the Merger Consideration;

(d)

each outstanding Company restricted Share granted under a Company equity compensation plan that is unvested will be modified to reflect an award of restricted cash in an amount equal to the Merger Consideration (each, a “Modified Company RSA”), having the same terms and conditions as applied thereto prior to such modification (except for any terms rendered inoperative by reason of the Transactions and certain administrative changes), except that the period following a “change in control” of the Company during which such award is subject to vesting on a termination without “cause” or for “good reason,” as applicable (the “Protection Period”), will be extended if and to the extent necessary so that it covers the entire vesting period of such award;

(e)

each outstanding Company time-based restricted cash award will be modified to reflect an award of restricted cash of an equal dollar amount (each, a “Modified Company RCA”), having the same terms and conditions as applied thereto prior to such modification (except for any terms rendered inoperative by reason of the Transactions and certain administrative changes), except that the Protection Period with respect to each such award (if any) will be extended if and to the extent necessary so that it covers the entire vesting period of such award;

(f)

each outstanding award of Company performance shares will become vested with respect to the “target” number of performance shares subject to such award, and each vested Company performance share will be cancelled and converted into the right to receive a cash payment equal to the Merger Consideration; and

(g)

each outstanding award of Company cash performance units will become vested with respect to the “target” number of performance units subject to such award, and each vested award of Company performance units will be cancelled and converted into the right to receive cash, without interest, in an amount equal to that number of vested units covered by such award multiplied by $1.00 per unit.

The Company’s shareholders will be asked to approve the Merger Agreement at a special meeting of shareholders of the Company that will be held on a date to be announced. Consummation of the Merger is subject to various closing conditions, including, among others (1) the approval of the Merger Agreement by the affirmative vote of the holders of a majority of all outstanding Shares entitled to vote at such meeting (the “Company Shareholder Approval”), (2) the receipt of required regulatory approvals, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (3) the absence of any applicable law or order, judgment, ruling, injunction or determination of a governmental entity prohibiting the consummation of the Transactions. Each party’s obligation to consummate the Merger is also subject to certain additional conditions that include the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers) and the other party’s compliance with its covenants and agreements contained in the Merger Agreement in all material respects. The consummation of the Merger is not subject to any financing condition.

The Merger Agreement contains customary representations and warranties made by each of the Company and Parent, and also contains customary covenants and agreements, including, among others, agreements by the Company to conduct its business in the ordinary course in all material respects during the period between the execution of the Merger Agreement and the Effective Time, to not engage in certain kinds of transactions and to convene and hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval, and agreements by each of the parties to use their reasonable best efforts to obtain all required regulatory approvals. Under the terms of the Merger Agreement, the Company is permitted to continue to pay its regular quarterly dividend, not in excess of $0.125 per Share.

The Company is subject to customary “no shop” restrictions on its ability to initiate, solicit or knowingly facilitate or encourage alternative acquisition proposals. However, at any time prior to receipt of the Company Shareholder Approval, the Company may provide information to and negotiate with third parties who submit an alternative acquisition proposal that the Company Board (or any authorized committee thereof) determines in good faith, after consultation with outside financial and legal advisors, constitutes (or would reasonably be expected to lead to) a Company Superior Proposal (as defined in the Merger Agreement), provided that such alternative acquisition proposal did not result from a breach of the “no shop” restrictions and subject to certain requirements being met before such action. Further, subject to certain limitations, at any time prior to receipt of the Company Shareholder Approval, the Company Board may withdraw or change its recommendation of the Merger in response to a Company Superior Proposal and the Company may terminate the Merger Agreement in order to enter into a definitive agreement with respect to such Company Superior Proposal, provided the Company has given Parent an opportunity to present revised terms that would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal and subject to the payment by the Company to Parent of a termination fee of $12,500,000. Such termination fee may also be payable in connection with other terminations of the Merger Agreement pursuant to the terms thereof.

The Company may also terminate the Merger Agreement if (1) all of the conditions to closing have been satisfied (other than the conditions to the obligations of the Company contained in Section 7.3 of the Merger Agreement and those conditions that are to be satisfied by actions taken at the closing), (2) the Company provides written notice to Parent that the Company is ready, willing and able to consummate the Merger and (3) Parent fails to consummate the Merger within two business days of such notice. In the event of such termination, Parent is required to pay to the Company a termination fee of $22,000,000.

In addition, and subject to certain limitations, either party may terminate the Merger Agreement if (1) the Merger is not consummated by November 30, 2024 or (2) any laws are enacted, enforced or adopted or final governmental order is issued enjoining or otherwise prohibiting the consummation of the Transactions. If the Merger Agreement is so terminated by either party, Parent is required to pay to the Company a termination fee of $12,500,000, subject to certain additional terms.

Parent has obtained debt financing and equity financing commitment letters to finance the Transactions and to pay related fees and expenses (the “Financing”), subject to certain terms and conditions set forth in the commitment letters. However, neither the Financing nor the availability of any funds or other financing to Parent or any of its affiliates is a condition to the Merger or the other Transactions.

The foregoing description of the Merger Agreement and the Transactions does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement has been included in this filing to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Parent or any of their respective subsidiaries or affiliates. In particular, the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein and were solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and may be qualified, modified or excepted by information in a confidential disclosure letter provided in connection with the signing of the Merger Agreement. Certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement that differs from that applicable to investors and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Parent or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the Merger Agreement, and in connection with the continuation of Modified Company RSAs and Modified Company RCAs as described above, Modified Company RSAs and Modified Company RCAs held by each of Douglas Lindsay, Steve Olsen, C. Kelly Wall, Rachel George, and Russell Falkenstein (collectively, the “Named Executives”), as applicable, will be modified to the extent necessary so that the Protection Period for each such award will cover the entire vesting period for such award. Further, each such award held by a Named Executive other than Messrs. Lindsay and Wall will be modified such that any vesting that would apply under the terms of such award in the event of a termination of employment without “cause” during the Protection Period (generally, full vesting of such award) will also apply in the event of a termination of employment by the employee for “good reason” (as defined in the Executive Severance Pay Plan of the Company, as amended) during the Protection Period. Messrs. Lindsay and Wall already have “good reason” protection under the terms of their outstanding awards.

In addition, pursuant to the Merger Agreement, the annual cash incentive awards for the Named Executives for the year in which the Closing occurs will be calculated and paid out at the “target” level of performance in connection with the Closing (prorated for the portion of the applicable performance period completed as of the Closing). The target annual cash incentive awards for calendar year 2024 for the Named Executives are $960,000 for Mr. Lindsay, $675,000 for Mr. Olsen, $375,000 for Mr. Wall, $350,000 for Mr. Falkenstein, and $325,000 for Ms. George.

In connection with the Transactions, the Compensation Committee of the Company Board also approved a transaction success bonus for Mr. Wall, in the amount of $135,000, and Ms. George, in the amount of $150,000. Payment of each such transaction success bonus is generally contingent on the respective officer’s continued employment through the completion of a “change in control” (such as the Merger) occurring on or before December 31, 2024. Such transaction success bonus will also be payable if the officer has a qualifying termination of employment entitling such officer to severance compensation under the terms of an applicable severance plan, provided that a change in control is consummated on or before December 31, 2024.

Item 7.01	Regulation FD Disclosure.

On June 17, 2024, the Company issued a press release announcing its entry into the Merger Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the transaction between the Company and IQV. The Company expects to announce a special meeting of shareholders as soon as practicable to obtain shareholder approval of the proposed transaction. In connection with the transaction, the Company intends to file relevant materials with the United States Securities and Exchange Commission (the “SEC”), including a proxy statement in preliminary and definitive form. INVESTORS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at www.aarons.com or by sending a written request to the Company in care of the Corporate Secretary, at The Aaron’s Company, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339.

Participants in the Solicitation

The directors and executive officers of the Company, and other persons, may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding the Company’s directors and executive officers is available in the Company’s definitive proxy statement filed with the SEC on March 21, 2024 in connection with the Company’s 2024 annual meeting of shareholders. This document can be obtained free of charge from the sources indicated above. Other information regarding persons who may be deemed participants in the solicitation of proxies and a description of their interests, by security holdings or otherwise, will be included in the proxy statement relating to the transaction (when available) and other relevant materials to be filed with the SEC.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this Current Report on Form 8-K (including the exhibits incorporated herein by reference, this “Report”) that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “believe,” “expect,” “expectation,” “anticipate,” “may,” “could,” “should,” “intend,” “seek,” “estimate,” “plan,” “target,” “project,” “likely,” “will,” “forecast,” “future,” “outlook,” or other similar words, phrases, or expressions. These risks and uncertainties include factors such as (i) the ability to obtain regulatory approval and meet other closing conditions to the proposed transaction, including shareholder approval; (ii) the ability of IQV to obtain financing for the proposed transaction; (iii) potential adverse reactions or changes to business relationships resulting from the announcement, pendency or inability to complete the proposed transaction on the expected timeframe or at all; (iv) litigation relating to the proposed transaction; (v) the inability to retain key personnel, or potential diminished productivity due to the impact of the proposed transaction on the Company’s current and prospective employees, key management, customers, suppliers, franchisees and business partners; and (vi) the other risks and uncertainties discussed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in other documents that the Company files from time to time with the SEC. Statements in this Report that are “forward-looking” include without limitation statements about IQV’s proposed transaction to acquire the Company (including the anticipated benefits, results, effects and timing of the proposed transaction). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this Report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated June 16, 2024, by and among IQVentures Holdings, LLC, Polo Merger Sub, Inc. and The Aaron’s Company, Inc.*

99.1	Press Release of The Aaron’s Company, Inc., issued June 17, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the U.S. Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE AARON’S COMPANY, INC.

Dated: June 17, 2024	By:	/s/ C. Kelly Wall
	Name:	C. Kelly Wall
	Title:	Chief Financial Officer

Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

IQVENTURES HOLDINGS, LLC,

POLO MERGER SUB, INC.

and

THE AARON’S COMPANY, INC.

dated

June 16, 2024

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated June 16, 2024, by and among IQVentures Holdings, LLC, an Ohio limited liability company (“Parent”), Polo Merger Sub, Inc., a Georgia corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and The Aaron’s Company, Inc., a Georgia corporation (the “Company”).

RECITALS

WHEREAS, the respective manager (in the case of Parent) and boards of directors (in the case of Merger Sub and the Company) of Parent, Merger Sub and the Company have each approved, and each of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective members (in the case of Parent) or shareholders (in the case of Merger Sub and the Company) to consummate, the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Company Common Stock (such Company Common Stock issued and outstanding immediately prior to the Effective Time, collectively, the “Shares”), other than (a) Dissenting Shares, (b) Shares owned by Parent or any direct or indirect wholly owned Subsidiaries of Parent, and (c) any shares of Company Common Stock held in the treasury of the Company, will be converted into the right to receive the Merger Consideration.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions of this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the Georgia Business Corporation Code (the “GBCC”), at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation. The Company as the surviving corporation after the Merger is referred to in this Agreement as the “Surviving Corporation.”

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Jones Day, 1221 Peachtree Street, Atlanta, Georgia 30361, as soon as practicable but in no event later than 10:00 a.m. local time on the second Business Day after the satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition) set forth in Article VII or at such other place, time and date as the Company and Parent may mutually agree in writing; provided, that the Closing may not take place prior to the date that is sixty days after this date of this Agreement without the prior written consent of Parent. The date on which the Closing shall occur is referred to as the “Closing Date.”

Section 1.3 Effective Time. At the Closing, the Company and Merger Sub shall file with the Secretary of State of the State of Georgia a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the GBCC in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Georgia or at such time as may be agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the GBCC (such time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and the relevant provisions of the GBCC. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the amended and restated articles of incorporation of the Company (the “Articles of Incorporation”) and the amended and restated bylaws of the Company (the “Bylaws”), as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form (except, in each case, that (a) the name of the Surviving Corporation shall be “The Aaron’s Company, Inc.” and (b) such form shall be revised to the extent necessary to comply with Section 6.7) of the articles of incorporation and bylaws of Merger Sub, and as so amended shall be the articles of incorporation and bylaws of the Surviving Corporation (as applicable, the “Surviving Corporation Articles of Incorporation” and the “Surviving Corporation Bylaws”) until thereafter amended as provided therein or by applicable Law.

Section 1.6 Directors and Officers of the Surviving Corporation. At the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and (b) the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

Section 1.7 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Shares or securities of Parent or Merger Sub:

(a) Each Share (other than any Shares to be cancelled pursuant to Section 2.1(b)) will be converted into the right to receive $10.10 in cash, without interest (the “Merger Consideration”), payable to the holder of each such Share upon surrender of either certificates formerly representing such Shares (“Certificates”) or any book-entry Shares (“Book-Entry Shares”) in the manner provided in Section 2.2. Upon such conversion, each holder of Certificates or Book-Entry Shares will cease to have any rights with respect to such Shares, except: (i) the right to receive the Merger Consideration in consideration for such Shares upon the surrender of such Certificate or Book-Entry Shares in accordance with Section 2.2; or (ii) as provided by Law.

(b) Each (i) share of Company Common Stock held in the treasury of the Company, (ii) Share owned by Parent or any direct or indirect wholly owned Subsidiary of Parent immediately before the Effective Time, and (iii) Dissenting Share will be cancelled and extinguished, and no payment or other consideration will be made with respect to such shares subject, in the case of Dissenting Shares, to the right of the holder thereof to receive any payment under Section 2.4.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2 Payment; Surrender of Shares; Share Transfer Books.

(a) Prior to the Closing, Parent shall enter into an agreement, in form and substance reasonably acceptable to the Company, with the Company’s transfer agent to act as agent (the “Paying Agent”) for payment of the Merger Consideration. At or immediately prior to the Closing, Parent shall deposit, or cause to be deposited, in trust with the Paying Agent in a separate account in trust for the benefit of holders of Shares (the “Payment Fund”), the aggregate Merger Consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(a).

(b) (i) As promptly as practicable after the Effective Time, and in any event within five Business Days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration (A) a letter of transmittal in customary form (which letter of transmittal will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) to the Paying Agent), and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) in exchange for the Merger Consideration. Upon delivery of a duly completed and validly executed letter of transmittal and the surrender of Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) on or before the first anniversary of the Effective Time, Parent shall cause the Paying Agent to pay the holder of such Certificates, in exchange for the Certificates, cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)).

(ii) With respect to the Book-Entry Shares, Parent shall cause the Paying Agent to pay and deliver the Merger Consideration, in each case promptly following the Effective Time and upon surrender thereof, on or before the first anniversary of the Effective Time, to the Paying Agent by receipt of an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) (but in no event later than the fifth (5th) Business Day thereafter). Parent shall cause the Paying Agent to (A) deliver to holders of Book-Entry Shares, in each case to the extent applicable or required, any notice with respect to the effectiveness of the Merger and any instructions for surrendering Book-Entry Shares and (B) establish procedures with the Paying Agent to ensure that the Paying Agent will pay the holder of such Book-Entry Share cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Book-Entry Shares.

(iii) Until surrendered in accordance with Section 2.2(b)(i) or Section 2.2(b)(ii), as applicable, above, Certificates and Book-Entry Shares (other than Certificates or Book-Entry Shares representing (1) Dissenting Shares, (2) Shares held by Parent or any direct or indirect wholly owned Subsidiary of Parent, and (3) shares of Company Common Stock held in the treasury of the Company) will represent solely the right to receive the aggregate Merger Consideration relating to the Shares represented by such Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares. For the avoidance of doubt, no holder of Book-Entry Shares will be required to provide a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.1(a).

(iv) If payment of the Merger Consideration in respect of Shares that have been converted is to be made to a Person other than the Person in whose name surrendered Certificates of Book-Entry Shares are registered, it will be a condition to such payment that with respect to: (A) Certificates so surrendered, such Certificates will be properly endorsed or otherwise be in proper form for transfer; and (B) Book-Entry Shares so surrendered, a proper transfer instruction is presented, and (C) in the case of (A) and (B), that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificates surrendered or shall have established to the satisfaction of the Paying Agent that such Tax is not applicable.

(v) No interest will be paid or accrued for the benefit of any holder of Certificates or Book-Entry Shares on the amount payable upon the surrender of such Certificates or Book-Entry Shares pursuant to this Section 2.2(b).

(vi) The Merger Consideration paid upon the surrender for exchange of Certificates and Book-Entry Shares in accordance with the terms of this Article II will be paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates or Book-Entry Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions, in each case with a record date (A) prior to the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement, or (B) prior to the date of this Agreement, and in each case, which remain unpaid at the Effective Time.

(c) At the Effective Time, the share transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company’s capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares will cease to have any rights with respect to any Shares, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates and Book-Entry Shares (other than Certificates or Book-Entry Shares representing (i) Dissenting Shares, (ii) Shares held by Parent or any direct or indirect wholly owned Subsidiary of Parent, and (iii) shares of Company Common Stock held in the treasury of the Company) are presented to the Surviving Corporation, they will represent solely the right to be exchanged for Merger Consideration as provided in this Article II and will be cancelled.

(d) Promptly following the date that is one year after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any cash, including any interest received with respect to such cash, and any Certificates or other documents in its possession relating to the Transactions that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates or Book-Entry Shares or previously delivered to the Surviving Corporation. Thereafter, such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest on such Merger Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Paying Agent or any other party will be liable to any holder of Certificates or Book-Entry Shares for Merger Consideration delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.

(e) Notwithstanding any provision in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, and from amounts payable pursuant to Section 2.3, such amounts as are required to be withheld or deducted under any applicable Tax Law with respect to the making of such payment; provided, however, that the parties agree that no amount shall be withheld pursuant to Section 1445 of the Code. To the extent that any amounts are so withheld or deducted and remitted to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or from amounts payable pursuant to Section 2.3 in respect of which such deduction and withholding were made.

(f) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, as the case may be, the posting by such Person of an indemnity agreement or, at the election of Parent or the Paying Agent, a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against Parent, the Paying Agent or the Surviving Corporation with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.2(d), Parent) shall pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration with respect to the number of Shares formerly represented by such lost, stolen or destroyed Certificate.

(g) Parent will cause the Paying Agent to invest all cash included in the Payment Fund as directed by Parent; provided, however, that Parent shall procure that (i) any investment of such cash will be limited to: (A) obligations of, or fully guaranteed as to principal and interest by, the United States of America with a maturity date of no more than 30 days; (B) investments in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (C) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available), and (ii) no such investment or loss thereon will affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments will be paid to the Surviving Corporation pursuant to Section 2.2(d). To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated by this Article II, Parent will promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

Section 2.3 Treatment of Company Equity Awards, Company Cash Awards and Company ESPP. Except as otherwise set forth in Section 2.3 of the Company Disclosure Letter, Company Equity Awards and Company Cash Awards will be treated as follows:

(a) Company Options. As of the Effective Time, each Company Option will accelerate and become fully vested effective immediately prior to, and contingent upon, the Closing. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, each Company Option, whether vested or unvested, will be cancelled and converted into the right to receive cash, without interest, in an amount equal to the product of (i) the total number of Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share applicable to such Company Option, which amount will be paid in accordance with Section 2.3(g). As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, each Company Option that that has a per Share exercise price that is equal to, or greater than, the Merger Consideration will be cancelled for no consideration.

(b) Company RSUs. As of the Effective Time, each Company RSU will, to the extent unvested, become fully vested effective immediately prior to, and contingent upon, the Closing. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, each Company RSU will be cancelled and converted into the right to receive cash, without interest, in an amount equal to the Merger Consideration, which amount will be paid in accordance with Section 2.3(g).

(c) Company RSAs.

(i) Vested Company RSAs. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, each Vested Company RSA will be cancelled and converted into the right to receive cash, without interest, in an amount equal to the Merger Consideration, which amount will be paid in accordance with Section 2.3(g).

(ii) Unvested Company RSAs. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, each Unvested Company RSA will be modified to reflect an award of restricted cash, without interest, in an amount equal to the Merger Consideration (each, a “Modified Unvested Company RSA”). Each Modified Unvested Company RSA will have the same terms and conditions as applied to the Unvested Company RSA prior to such modification, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of such Modified Unvested Company RSA; provided, however, that the Protection Period with respect to each such Modified Unvested Company RSA shall be extended if and to the extent necessary so that it covers the entire vesting period of such Modified Unvested Company RSA. For the avoidance of doubt, only the duration of the Protection Period is modified by the previous sentence, and whether a Protection Period applies and the terms and conditions of any such Protection Period shall be governed by the terms and conditions of each current Company RSA.

(d) Company RCAs. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, each Company RCA will be modified to reflect an award of restricted cash, without interest, in an amount equal to the same dollar amount as provided under the Company RCA (each, a “Modified Company RCA”). Each Modified Company RCA will have the same terms and conditions as applied to the Company RCA prior to such modification, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of such Modified Company RCA; provided, however, that the Protection Period with respect to each such Modified Company RCA shall be extended if and to the extent necessary so that it covers the entire vesting period of such Modified Company RCA. For the avoidance of doubt, only the duration of the Protection Period is modified by the previous sentence, and whether a Protection Period applies and the terms and conditions of any such Protection Period shall be governed by the terms and conditions of each current Company RCA.

(e) Company PSAs. As of the Effective Time, each award of Company PSAs will become vested with respect to the “target” number of Shares set forth in the grant agreement applicable thereto effective immediately prior to, and contingent upon, the Closing. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, each vested Company PSA will be cancelled and converted into the right to receive cash, without interest, in an amount equal to the Merger Consideration, which amount will be paid in accordance with Section 2.3(g).

(f) Company PCUs. As of the Effective Time, each award of Company PCUs will become vested with respect to the “target” number of performance units set forth in the grant agreement applicable thereto effective immediately prior to, and contingent upon, the Closing. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, each vested award of Company PCUs will be cancelled and converted into the right to receive cash, without interest, in an amount equal to that number of vested units covered by such award multiplied by $1.00 per unit, which amount will be paid in accordance with Section 2.3(g).

(g) Payment Timing. As soon as reasonably practicable after the Effective Time (but no later than the first regularly scheduled payroll date that occurs at least three Business Days after the Effective Time), the Surviving Corporation will pay, or cause to be paid, the amounts provided for in Section 2.3(a), Section 2.3(b), Section 2.3(c)(i), Section 2.3(e) and Section 2.3(f), net of any applicable Tax withholding under applicable Law, with such payments to be made, to the extent applicable, through the payroll of the Surviving Corporation or any of its Subsidiaries; except that any such amounts that related to Company Equity Awards or Company Cash Awards which constitute, either in whole or in part, a deferral of compensation subject to Section 409A of the Code, will, to the extent necessary to comply with Section 409A of the Code, instead be paid by, or at the direction of, the Surviving Corporation at the time when the related Company Equity Awards or Company Cash Awards would otherwise have been settled in accordance with their terms.

(h) Company ESPP. On or as soon as practicable following the date of this Agreement, the Company will take all actions that are necessary pursuant to the terms of the The Aaron’s Company, Inc. Amended and Restated Employee Stock Purchase Plan (the “Company ESPP”) to provide that (i) no offering period will commence after the date of this Agreement, (ii) no new participants may commence participation after the date of this Agreement, (iii) no existing participant may increase his or her rate of contribution after the date of this Agreement, (iv) each purchase right issued pursuant to the Company ESPP for an offering period commencing before the date of this Agreement will be fully exercised in accordance with the terms of the Company ESPP on the earlier of (A) the scheduled purchase date for the applicable offering period and (B) a date prior to the Effective Time determined by the Company and consistent with the ESPP and the applicable offering period (with any participant payroll deductions not applied to the purchase of Shares returned to the participant without interest) and (v) the Company ESPP will terminate effective immediately prior to the Effective Time.

Section 2.4 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a holder of Shares who is entitled to exercise, and who properly exercises, dissenters’ rights with respect to such Shares (each, a “Dissenting Shareholder”) pursuant to, and who complies in all respects with, the provisions of Section 14-2-1301 et. seq. of the GBCC (such Shares, “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration as described in Section 2.1, and will entitle such Dissenting Shareholder only to payment of the fair value of such Dissenting Shares as may be determined to be due to the holder(s) of such Dissenting Shares in accordance with the GBCC, unless and until such Dissenting Shareholder effectively waives or is otherwise no longer entitled to payment for such Dissenting Shares in accordance with the GBCC. If any such Dissenting Shareholder effectively waives or is otherwise no longer entitled to payment for the Dissenting Shares held by such Dissenting Shareholder in accordance with the GBCC, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Shareholder will be converted solely into the right to receive, without any interest thereon, the Merger Consideration in accordance with Section 2.2. The Company shall give Parent prompt notice of any written demands for appraisal of Shares received by the Company, withdrawals of such demands and any other instruments served on the Company pursuant to Article 13 of the GBCC. The Company may not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demand for appraisal or settle or offer to settle any such demands for payment in respect of such Dissenting Shares.

Section 2.5 Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of the Company shall change as a result of any merger, business combination, reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be proportionally adjusted, without duplication, to reflect such change; provided, that nothing in this Section 2.5 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter from the Company, dated as of the date hereof, addressed to Parent and Merger Sub (the “Company Disclosure Letter”) or in the Company SEC Documents (other than (i) any forward-looking risk factors and other forward-looking disclosures, in each case, to the extent such disclosures are not based on statements of present fact and (ii) any disclosure in any Company SEC Documents solely with respect to Section 3.4 (Capitalization) and Section 3.19 (Brokers or Finders)) filed prior to the date of this Agreement, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization.

(a) The Company and each of its Subsidiaries (i) is a corporation, partnership or other entity organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and (ii) has all requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except, where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Company Material Adverse Effect.

(b) The Company and each of its Subsidiaries is qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Company Material Adverse Effect.

Section 3.2 Authorization; Validity of Agreement; Company Action.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly adopted by the board of directors of the Company (the “Company Board”), and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions, except that the consummation of the Merger requires the approval of this Agreement by a majority of all the votes entitled to be cast on the Agreement by all shares of Company Common Stock entitled to vote on the Agreement, voting as a single group (the “Company Shareholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to applicable equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “General Enforceability Exceptions”).

(b) Subject to Section 5.2, the Company Board has unanimously (i) adopted this Agreement and determined that this Agreement and the Transactions are advisable and fair to and in the best interests of the Company Shareholders and (ii) resolved to (A) submit this Agreement for approval by the Company Shareholders and (B) transmit to such shareholders a recommendation that such shareholders approve this Agreement and the Transactions (such recommendation, the “Company Recommendation”).

Section 3.3 Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not (i) conflict with or violate the Articles of Incorporation or the Bylaws, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of Section 3.3(b) have been obtained, and all Filings described in such clauses have been made, conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would constitute a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such breach, violation, default, loss, right, termination, cancellation, amendment, acceleration or other occurrence that would not, (A) individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to consummate the Transactions, or (B) have a Company Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and state securities, takeover and “blue sky” Laws, (ii) the applicable requirements of the New York Stock Exchange (the “NYSE”), (iii) the filing with the Secretary of State of the State of Georgia of the Certificate of Merger as required by the GBCC, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, (A) individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to consummate the Transactions, or (B) have a Company Material Adverse Effect.

Section 3.4 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”) and 112,500,000 shares of common stock, par value $0.50 per share (the “Company Common Stock”). As of June 13, 2024, (i) no shares of Company Preferred Stock were issued and outstanding, (ii) 31,522,285 shares of Company Common Stock were issued and outstanding, (iii) 1,105,057 shares of Company Common Stock were subject to Company Options, (iv) 348,512 shares of Company Common Stock were subject to Company RSUs, (v) 863,651 shares of Company Common Stock were subject to Company RSAs, (vi) 1,003,176 shares of Company Common Stock were subject to Company PSAs (assuming target level achievement of the performance goals applicable to Company PSAs), and (vii) 6,469,234 shares of Company Common Stock were held in the treasury of the Company. All of the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable. Except as referred to in this Section 3.4(a), as of the date of this Agreement, there are no (A) shares of capital stock or other equity interests (including phantom equity rights, equity appreciation rights, profits interests, profit participation plans) or voting securities of the Company authorized, issued or outstanding, (B) existing options, warrants, calls, preemptive rights, subscription or other rights or Contracts, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interests or voting securities in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right or Contract, (C) outstanding Contracts of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock or other equity interests or voting securities of the Company or of any of its Subsidiaries, or (D) outstanding performance awards, units, equity plans, rights to receive shares of Company Common Stock on a deferred basis, or rights to purchase or receive Company Common Stock or other equity interests or voting securities issued or granted by the Company to any current or former director, officer, employee or consultant of the Company (the items referred to in clauses (A) through (D) of or with respect to any Person, collectively, “Rights”). No Subsidiary of the Company owns any Shares.

(b) Section 3.4(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and its jurisdiction of organization. All of the outstanding shares of capital stock and other Rights of each of the Company’s Subsidiaries are owned beneficially or of record by the Company, directly or indirectly, and all such shares and other Rights have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of any Encumbrances other than Permitted Encumbrances. Other than the equity interests of the Company’s Subsidiaries set forth on Section 3.4(b) of the Company Disclosure Letter, the Company does not own beneficially, directly or indirectly, any equity interests, capital stock, Rights or other ownership interests of any Person as of the date of this Agreement.

(c) Section 3.4(c) of the Company Disclosure Letter sets forth a true and complete list, as of June 13, 2024, of all outstanding Company Equity Awards, including with respect to each such Company Equity Award, (i) the holder, (ii) the date of grant, (iii) the number of shares of Company Common Stock subject to such award, (iv) the number of shares of Company Common Stock that are subject to vesting and (v) the number of shares of Company Common Stock that have vested with respect to such award.

(d) There are no voting trusts or Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock and other Rights of the Company or any of its Subsidiaries. The Company is not subject to a “poison pill” or similar shareholder rights plan. Neither the Company nor any of the Company’s Subsidiaries is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act. All dividends or distributions on the Company Common Stock and any material dividends or distributions on any securities of any of the Company’s Subsidiaries which have been authorized or declared prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable). Neither the Company nor any of the Company’s Subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940.

Section 3.5 Company SEC Documents and Company Financial Statements.

(a) The Company has filed with or furnished to the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Exchange Act or the Securities Act since January 1, 2023 and prior to the date hereof (collectively, the “Company SEC Documents”). As of its respective filing date or, if amended or superseded by a subsequent filing prior to the date hereof, as of the filing date of the last such amendment or superseding filing, each Company SEC Document (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading, and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including all related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”) (A) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”), in all material respects, applied on a consistent basis during the periods involved (except as may be indicated in the Company Financial Statements or in the notes to the Company Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure), and (B) fairly presents, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods referred to in the Company Financial Statements.

(c) The Company has established and maintains “disclosure controls and procedures” and “internal controls over financial reporting” as defined pursuant to and required by Rule 13a-15 and Rule 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to reasonably ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of SOX for the fiscal year ended December 31, 2023, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information, and (ii) any fraud or allegations of fraud, whether or not material, that involve management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 3.6 Absence of Certain Changes. (a) Since December 31, 2023 through the date of this Agreement, except as otherwise required or contemplated by this Agreement, the Company and its Subsidiaries (i) have conducted their respective businesses in the ordinary course of business consistent with past practice in all material respects and (ii) have not taken any action, which, if taken after the date hereof, would require the consent of Parent pursuant to Section 5.1(a)(5), Section 5.1(a)(6), Section 5.1(a)(8), Section 5.1(a)(9) or Section 5.1(a)(12) (or Section 5.1(a)(13) with respect to the foregoing), and (b) since December 31, 2023, there has not occurred a Company Material Adverse Effect.

Section 3.7 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent that would be required to be reflected or reserved against on a consolidated statement of financial position of the Company and its consolidated Subsidiaries prepared in accordance with GAAP or disclosed in the notes thereto, except for (a) liabilities or obligations disclosed and provided for in the balance sheets included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (b) liabilities or obligations incurred in connection with the Transactions, (c) liabilities or obligations incurred in the ordinary course of business since December 31, 2023, and (d) liabilities or obligations that would not have a Company Material Adverse Effect. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

Section 3.8 Compliance with Laws and Orders. The Company and each of its Subsidiaries is and, since January 1, 2022, has been in compliance with all applicable Laws and Orders, except for failures to comply or violations that would not have a Company Material Adverse Effect. The Company and its Subsidiaries hold all governmental licenses, authorizations, permits, consents and approvals necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted, taken as a whole (the “Company Permits”), except where such failure would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with the terms of the Company Permits, except for failures to comply that would not have a Company Material Adverse Effect.

Section 3.9 Material Contracts.

(a) As of the date of this Agreement, excluding any Contract that is or relates to a Company Plan, a Lease or a Franchise Agreement and excluding this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i) Contract that is required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC but is not so filed;

(ii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or agreement providing for Indebtedness in excess of $1,000,000;

(iii) Contract for the sale of any material portion of its assets after the date hereof (other than sales of inventory, product or obsolete equipment in the ordinary course of business);

(iv) Contract that purports to prevent, limit or otherwise restrict the ability of the Company or any of its Subsidiaries to declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or other property, with respect to the Shares or any equity securities of any of the Company’s Subsidiaries;

(v) Contract pursuant to which (A) the Company or such Subsidiary, as applicable, licenses to any Person any material Intellectual Property Rights owned by the Company or such Subsidiary, as applicable, other than non-exclusive licenses with respect to, Intellectual Property Rights granted to customers, franchisees, business partners, service providers or vendors in the ordinary course of business, or (B) any Person licenses to the Company or such Subsidiary, as applicable, any material Intellectual Property Rights of any third party, other than, in each case, (1) Contracts for commercially available software, off-the-shelf software, “click-wrap” or “shrink-wrap” licenses or cloud-based services or platforms, or Open Source Software, (2) Contracts to which the licensing of such Intellectual Property Rights are incidental, and not material to or the primary purpose of entering into, such Contracts, and (3) Contracts entered into by the Company or any of its Subsidiaries in the ordinary course of business pursuant to which a third party licenses to the Company or any of its Subsidiaries the right to use, market, display or otherwise practice certain of such third party’s Intellectual Property Rights in connection with the sale or use by the Company or its Subsidiaries of such third party’s products in the operation of their respective businesses;

(vi) settlement agreement or similar arrangement of any pending or threatened suit or proceeding entered into since December 1, 2020 that is binding upon the Company or any of its Subsidiaries, other than any settlement or such similar arrangement that provides for payment of (A) any “out of pocket” amount less than $1,000,000 (taking into account any coverage by insurance policies of the Company and its Subsidiaries), or (B) any amount that is covered by insurance policies of the Company and its Subsidiaries;

(vii) Contract containing covenants binding upon the Company or any of its Subsidiaries that materially restricts the ability of the Company or any of its Subsidiaries to compete in any business that is material to the Company and its Subsidiaries, taken as a whole, or with any Person or in any geographic area;

(viii) Contract with respect to a joint venture or partnership agreement;

(ix) Contract that is with each of the 20 largest commercial vendors of the Company and its Subsidiaries, taken as a whole, by total spend for the 12-month period ended December 31, 2023;

(x) Contract that expressly obligates the Company or any of its Subsidiaries to conduct business with any third party on a preferential or exclusive basis;

(xi) Contract that grants any right of first refusal, right of first offer or similar right with respect to any Owned Real Property or any other material assets, rights or properties of the Company or any of its Subsidiaries;

(xii) Contract involving a standstill or similar obligation of the Company or any of its Subsidiaries;

(xiii) Contract with an affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(xiv) Collective Bargaining Agreements;

(xv) independent contractor or consulting Contract with any natural-person service provider that (A) provides for annual salary or fees that exceeds $250,000 or (B) cannot be terminated upon 30 days’ notice or less (or statutory notice if greater) without further payment or liability; or

(xvi) other Contract (other than purchase orders in the ordinary course of business and agreements between the Company and any of its wholly owned Subsidiaries or between any of the Company’s wholly owned Subsidiaries) that contains obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any of its Subsidiaries of payments in the future in excess of $2,500,000 per annum or $5,000,000 during the life of the Contract.

Each such contract described in clauses (i)-(xvi) is referred to herein as a “Material Contract.”

(b) Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is (and, to the Knowledge of the Company, no other party is) in default under any Material Contract, (ii) each of the Material Contracts is in full force and effect, and is a valid, binding and enforceable obligation of the Company or its applicable Subsidiary, and to the Knowledge of the Company, of the other parties thereto, subject to applicable General Enforceability Exceptions, (iii) the Company and its Subsidiaries have performed all material obligations required to be performed by them to date under the Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in breach thereunder, and (iv) neither the Company nor any of its Subsidiaries has received any written notice of termination with respect to, and, to the Knowledge of the Company, no other party has threatened to terminate, any Material Contract.

Section 3.10 Information in Company Proxy Statement. The proxy statement relating to the Company Shareholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Company Proxy Statement”), on the date it is first mailed (including any amendment or supplement thereto) to the Company Shareholders and at the time of the Company Shareholders Meeting, (a) will comply as to form in all material respects with the requirements of the Exchange Act and all other applicable Laws, and (b) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub or any of their respective Affiliates or Representatives specifically for use, inclusion or incorporation by reference in the Company Proxy Statement.

Section 3.11 Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party or subject to, or in default under, any Order that would (i) have a Company Material Adverse Effect, or (ii) individually or in the aggregate, prevent, materially delay or materially impair the consummation of the Transactions.

Section 3.12 Employee Compensation and Benefit Plans; ERISA.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a complete list of each material (i) “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), (ii) employment, severance pay, salary continuation, bonus, incentive, stock option, equity-based, retirement, pension, profit sharing or deferred compensation plan, Contract, program, fund or arrangement of any kind, and (iii) employee benefit plan, Contract, program, fund or arrangement (whether written or oral), whether or not funded, in respect of any current or former employees or officers of the Company or any of its Subsidiaries that are sponsored or maintained by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has made or is required to make payments, transfers or contributions (all of the above being hereinafter individually or collectively referred to as a “Company Plan” or “Company Plans,” respectively); provided, however, that in no event shall “Company Plan” include any arrangement maintained or required to be maintained by a Governmental Entity to which the Company or any of its Subsidiaries is required to contribute under applicable Law.

(b) Except as would not have a Company Material Adverse Effect:

(i) Each Company Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to any of the Company Plans that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries.

(ii) Each Company Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code and to the Knowledge of the Company nothing has occurred since the date of any such determination that would reasonably be expected to give the IRS grounds to revoke such determination.

(iii) Neither the Company nor any of its Subsidiaries has ever maintained or sponsored in the last six years nor currently has an obligation to contribute to a “defined benefit plan” (as defined in Section 3(35) of ERISA), a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 414(f) of the Code) or a “multiple employer plan” (within the meaning of Section 201(a) of ERISA or Section 413(c) of the Code).

(iv) There is no pending or, to the Knowledge of the Company, threatened assessment, complaint, proceeding or investigation of any kind in any court or Governmental Entity with respect to any Company Plan (other than routine claims for benefits).

(v) No Company Plan provides medical or welfare benefits beyond termination of service or retirement other than (i) coverage mandated by Law or (ii) death or retirement benefits under any Company Plan that is intended to be qualified under Section 401(a) of the Code.

(vi) Each Company Plan that is subject to Section 409A of the Code has been operated and maintained, in all material respects, in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(vii) Each Company Plan that is maintained primarily for the benefit of employees based outside of the United States (a “Non-U.S. Plan”) is in compliance with all applicable Laws, and each Non-U.S. Plan that is required to be funded is funded to the extent required by applicable Law, and with respect to all other Non-U.S. Plans, reserves therefore have been established as required on the accounting statements of the applicable Company or Subsidiary of the Company.

(c) Other than as provided in Section 2.3, the consummation of the Transactions will not alone (and not in combination with any other event) (i) entitle any current or former employee or officer of the Company or any of its Subsidiaries to any severance pay or any other payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of compensation due to, any such employee or officer.

(d) Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to result, separately or in the aggregate (either alone or in combination with any other events), in the payment of any amount that would constitute “excess parachute payments” (as defined in Section 280G(b)(1) of the Code). There is no agreement, plan or other arrangement to which the Company or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e) Section 3.12(e) of the Company Disclosure Letter sets forth a true and complete list of the accrued and unused vacation, personal and sickness days to which each Company Employee is entitled as of June 13, 2024.

(f) Section 3.12(f) of the Company Disclosure Letter sets forth a true and complete list, as of June 13, 2024, of all outstanding Company Cash Awards, including with respect to each such Company Cash Award, (i) the holder, (ii) the date of grant, (iii) the amount payable by the Company under such Company Cash Award as of the date of this Agreement, (iv) if applicable, the date on which such Company Cash Award expires, and (v) the aggregate amount, taken as a whole, that would be payable by the Company pursuant to the Company Cash Award on the Closing Date, assuming the Closing has occurred.

Section 3.13 Labor & Employment.

(a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any Collective Bargaining Agreement. Other than as required by applicable Law, since January 1, 2022, no employees of the Company or any of its Subsidiaries have been represented by any labor union, trade union, works council or any other labor organization with respect to their employment with the Company or any of its Subsidiaries. Since January 1, 2022, no labor union, trade union, works council, labor organization or group of employees of the Company or any of its Subsidiaries has made a demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending, and, to the Knowledge of the Company, none have been threatened to be brought or filed with the National Labor Relations Board or any other Governmental Entity since January 1, 2022. To the Knowledge of the Company, there have been no organizing activities with respect to any Company Employees since January 1, 2022. Since January 1, 2022, there have been no actual or, to the Knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, slowdowns or work stoppages against or affecting the Company or any of its Subsidiaries, and none are currently pending.

(b) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is engaged in, or since January 1, 2022 has engaged in, any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws. Neither the Company nor any of its Subsidiaries has received since January 1, 2022 any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

(c) Except as would not have a Company Material Adverse Effect, since January 1, 2022, the Company and its Subsidiaries have not misclassified any (i) individual providing services to the Company or its Subsidiaries as an independent contractor, or (ii) employee as exempt under state, provincial, federal, local or other applicable minimum wage or overtime Laws.

(d) Except as would not have a Company Material Adverse Effect, since January 1, 2022, the Company and its Subsidiaries have been in compliance with all notice and other requirements under the WARN Act; the Company and its Subsidiaries have not implemented any “plant closing,” “mass layoff,” relocation, or reduction in work hours of employees (as such terms are defined or understood under the WARN Act). Except as would not have a Company Material Adverse Effect, since January 1, 2022, the Company and its Subsidiaries have not taken any other action which triggered the WARN Act.

(e) Except as would not have a Company Material Adverse Effect, each Company Employee is legally authorized to work in the country in which he or she is employed. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries have completed, verified, and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 and any other applicable Law for all Company Employees (including, the completion of Forms I-9 for all employees, confirmation of all employees’ visas, and verification of employment eligibility through E-Verify (if required by applicable Law)).

(f) Except as would not have a Company Material Adverse Effect, since January 1, 2022, the Company and its Subsidiaries each have addressed all sexual harassment allegations in accordance with applicable Law against any employees that have been reported.

Section 3.14 Properties.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a true and complete list of all Owned Real Property. Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good fee simple title to all Owned Real Property free and clear of all Encumbrances, except Permitted Encumbrances. Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries has exclusive possession of each Owned Real Property and has not leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof.

(b) Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries has a valid leasehold estate in the Leased Real Property free and clear of all Encumbrances, except Permitted Encumbrances. With respect to each lease, sublease, license or occupancy agreement affecting the Leased Real Property (each, a “Lease”) (i) none of the Company, its Subsidiaries or, to the Knowledge of the Company, any other party is in default thereunder beyond all applicable notice and cure periods, (ii) each such Lease is in full force and effect, and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and to the Knowledge of the Company, of the other parties thereto, subject to the General Enforceability Exceptions, (iii) the Company and its Subsidiaries have performed all obligations required to be performed by them to date under such Lease and are not (with or without the lapse of time or the giving of notice, or both) in material breach thereunder, and (iv) neither the Company nor any of its Subsidiaries has received any written notice of termination with respect to, and, to the Knowledge of the Company, no party has threatened to terminate, any such Lease, in each case except as would not have a Company Material Adverse Effect.

(c) Except as would not have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Site.

(d) The execution, delivery and performance of this Agreement by the Company do not and will not result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would constitute a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Lease to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound, except, for any such breach, violation, default, loss, right, termination, cancellation, amendment, acceleration or other occurrence that would not have a Company Material Adverse Effect.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of all active and material IP Registrations owned or purported to be owned by the Company or one of its Subsidiaries.

(b) The Company or one of its Subsidiaries owns all right, title and interest in and to all Intellectual Property Rights owned or purported to be owned by the Company or one of its Subsidiaries, including the IP Registrations (the “Company IP”), free and clear of all Encumbrances except Permitted Encumbrances. The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material trade secrets and other material confidential information that are Company IP.

(c) Except as would not have a Company Material Adverse Effect, as of the date hereof, (i) there are no pending Actions, and since January 1, 2022, the Company has not received, any written notice of any actual or threatened Actions alleging a violation, misappropriation or infringement of the Intellectual Property Rights of any other Person by the Company or its Subsidiaries except for any of the foregoing that have since been resolved, (ii) to the Knowledge of the Company, the operation of the Company’s and its Subsidiaries’ businesses as currently conducted does not violate, misappropriate or infringe the Intellectual Property Rights of any other Person, and (iii) to the Knowledge of the Company, no other Person is violating, misappropriating or infringing any Intellectual Property Rights owned by the Company or any of its Subsidiaries in any material respects.

Section 3.16 Environmental Matters. Except as would not have a Company Material Adverse Effect, (i) since January 1, 2022, the Company and its Subsidiaries have complied with all applicable Environmental Laws, and have possessed and complied with all applicable Environmental Permits required under such Laws to operate the businesses of the Company and its Subsidiaries as currently operated, (ii) the Company has not received any written notification alleging that it is liable, or any written request for information, pursuant to any applicable Environmental Law, concerning any release, threatened release of, or exposure to, any Materials of Environmental Concern, except with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate Governmental Entity or Person, and (iii) there are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened in writing against the Company.

Section 3.17 Taxes. Except as would not have a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries has timely filed all Tax Returns that it was required to file and has timely paid all Taxes shown thereon as due and owing. All such Tax Returns were correct and complete (insofar as they relate to the Taxes shown thereon as due and owing) in all respects.

(b) No audit or other proceeding with respect to any Taxes due from the Company or any of its Subsidiaries, or any Tax Return of the Company or any of its Subsidiaries, is pending or threatened in writing by any Governmental Entity. Each assessed deficiency resulting from any audit or examination relating to Taxes by any Governmental Entity has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement (other than any such agreement solely between or among the Company and its Subsidiaries or any agreement entered into in the ordinary course of business and not primarily relating to Taxes).

(e) There are no Encumbrances for unpaid Taxes on the assets of the Company or any of its Subsidiaries, except Permitted Encumbrances.

(f) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or otherwise pursuant to any Law.

(g) The Company and each of its Subsidiaries has withheld and remitted all Taxes required to have been withheld and remitted under applicable Law in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other party.

(h) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code during the prior two years.

(j) No written claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has any liability for escheat or unclaimed property obligations. The Company and each of its Subsidiaries has timely paid over to the appropriate Governmental Entity all amounts required to be paid over under all escheat and unclaimed property Laws, complied in all material respects with applicable escheat and unclaimed property Laws, and has filed all material statements, returns and reports within the time and in the manner prescribed by such Laws.

(l) Notwithstanding any other representations and warranties in this Agreement, the representations in this Section 3.17 constitute the sole representations and warranties of the Company in this Agreement with respect to Taxes.

Section 3.18 Opinion of Financial Advisor. J.P. Morgan Securities LLC (the “Financial Advisor”) has delivered to the Company Board its opinion (to be confirmed in writing), to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Merger Consideration to be received by the Company Shareholders pursuant to this Agreement is fair, from a financial point of view, to the Company Shareholders.

Section 3.19 Brokers or Finders. Except for the Financial Advisor, no agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee or payment in connection with the Transactions based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.

Section 3.20 Insurance. Except as would not have a Company Material Adverse Effect, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company has reasonably determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies, (c) to the Knowledge of the Company, no written notice of cancellation or termination, other than pursuant to the expiration of any such insurance policy in accordance with the terms thereof, has been received with respect to any such policy, and (d) all premiums or premium financing for such policies and other amounts due and owing in connection therewith have been paid in full.

Section 3.21 Data Privacy and Security. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance, and has since January 1, 2022 complied, with all applicable Data Protection Laws and Requirements. To the Knowledge of the Company, since January 1, 2022, there have not been any material non-permitted disclosures, material security incidents or material breaches involving the Company or any of its Subsidiaries, or any of its or their respective Representatives, relating to any Personal Information in its possession or control that would have a Company Material Adverse Effect. To the Knowledge of the Company, since January 1, 2022, there has been no material failure or any material unauthorized intrusions or material breaches of security with respect to the Information Technology Systems owned or used by the Company and its Subsidiaries that has resulted in a material disruption or material interruption in the operation of the business of the Company and its Subsidiaries that would have a Company Material Adverse Effect. The Company and its Subsidiaries use commercially reasonable efforts to protect the confidentiality, integrity and security of the Company Systems and to prevent any unauthorized use, access, interruption, or modification of the Company Systems. Except as would not have a Company Material Adverse Effect, the Company Systems are sufficient for the immediate and reasonably anticipated current needs of the business of the Company and its Subsidiaries. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries maintain and act in accordance with commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with the operation of the business of the Company and its Subsidiaries.

Section 3.22 State Takeover Laws. Assuming the representations and warranties in Section 4.4 are true and correct, no Takeover Law is applicable to this Agreement or the Transactions. The Company Board has taken all actions necessary to render inapplicable all Takeover Laws reasonably applicable to this Agreement and the Transactions.

Section 3.23 Rent-to-Own Business.

(a) Rental Contract Forms. The Company has made available to Parent copies of each form of lease-to-own or rent-to-own Contract used in the businesses of the Company or any of its Subsidiaries as of June 13, 2024 (each, a “Rental Contract Form”). Except as would not have a Company Material Adverse Effect, each Rental Contract Form complies in all material respects with applicable state Laws governing rental-purchase, lease-to-own or rent-to-own transactions with consumers in the jurisdiction(s) in which such Rental Contract Form is used by the Company or any of its Subsidiaries. When validly executed by a customer of the Company or any of its Subsidiaries, the Contract entered into based on the applicable Rental Contract Form represents a legal, valid and binding obligation of the customer named therein, enforceable in all material respects in accordance with its terms, subject to applicable General Enforceability Exceptions.

(b) No Credit Products or Consumer Financial Products or Services. Since January 1, 2022, none of the Contracts entered into by the Company or any of its Subsidiaries have been determined by any court or Governmental Entity to constitute a loan or credit sale, nor has any such Contract been deemed to involve the extension of credit for purposes of applicable Laws governing loans or the extension of credit.

Section 3.24 Inventory. All inventory held by the Company and its Subsidiaries was ordered new or factory refurbished, purchased new or factory refurbished or acquired in the ordinary course of business pursuant to acquisitions and consistent with the regular inventory practices, including pre-leased inventory returned by customers, of the Company and its Subsidiaries. Except as would not have a Company Material Adverse Effect, all such inventory is of a quality usable and merchantable in the operation of the business and is in good repair and condition, ordinary wear and tear excepted, except for obsolete items that have been written off in the Company Financial Statements or on the accounting records of the Company, as the case may be.

Section 3.25 Franchise Matters.

(a) Except as would not have a Company Material Adverse Effect, (i) each Franchise Agreement complies in all material respects, and the administration and relationship of such Franchise Agreement complies in all material respects with all applicable Laws, (ii) each Franchise Disclosure Document of the Franchise System that the Company or any of its Subsidiaries has used to offer or sell Franchises since January 1, 2022 have contained all material information required by Franchise Laws and have otherwise been prepared and delivered to prospective Franchisees in compliance in all material respects with Franchise Laws, (iii) except as specifically set forth in a Franchise Agreement for a Franchised Location, neither the Company nor any of its Subsidiaries has granted any enforceable right of first refusal, option or other similar right or arrangement to a Franchisee or other Person to sign any Franchise Agreement, acquire any Franchise or obtain the right to operate in additional territories, (iv) there are no stop orders or other Actions in effect or, to the Knowledge of the Company, threatened, that would prohibit or impede the Company’s or any of its Subsidiaries’ ability to offer or sell Franchises or enter into Franchise Agreements in any jurisdiction immediately following the Closing (except for any applications for registration in jurisdictions that require registration and where the Company or any of its Subsidiaries is not registered, and amendment filings and changes to any Franchise Disclosure Document of the Franchise System that might be required as a result of the Transactions), and (v) the

Company and its Subsidiaries are (and have been at all times since January 1, 2022) in compliance in all material respects with Franchise Laws in connection with the offer or sale of Franchises, the ongoing relationships with Franchisees, and the termination, non-renewal and transfers of Franchises, including by retaining properly-signed Franchise Disclosure Documents of the Franchise System and receipts required by applicable Franchise Laws evidencing compliance in all material respects with disclosure waiting periods under the applicable Franchise Laws.

(b) Section 3.25(b) of the Company Disclosure Letter sets forth a true and complete list of the currently existing store locations operated by Franchisees pursuant to Franchise Agreements that are part of the Franchise System (each, a “Franchised Location”), indicating with respect to each Franchised Location, the name of the Franchisee, the address of the Franchised Location and the scheduled expiration date of the Franchise Agreement evidencing such Franchised Location. Each Franchise Agreement is in substantially the same form as the form of Franchise Agreement attached to the Franchise Disclosure Document of the Franchise System issued at the time such Franchise Agreement was signed. The Company has made available to Parent all Franchise Agreements that are in effect as of the date of this Agreement.

(c) The execution, delivery and performance of this Agreement by the Company do not and will not result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would constitute a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Franchise Agreement or related document to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound, except, for any such breach, violation, default, loss, right, termination, cancellation, amendment, acceleration or other occurrence that would not have a Company Material Adverse Effect.

Section 3.26 Exclusivity of Representations or Warranties.

(a) No Other Representations or Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV:

(i) None of Parent, Merger Sub or any of their respective Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Parent or Merger Sub, their Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Transactions;

(ii) No Person has been authorized by Parent or Merger Sub, or any of their respective Subsidiaries, or any of their respective Affiliates or Representatives, to make any representation or warranty relating to Parent or Merger Sub, their respective Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representations or warranties must not be relied upon by the Company or its Subsidiaries, or any of their respective Affiliates or Representatives, as having been authorized by Parent or Merger Sub, any of their respective Subsidiaries or any of their respective Affiliates or Representatives (or any other person).

(iii) The representations and warranties expressly made by Parent or Merger Sub in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and each of Parent and Merger Sub disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or any of its Subsidiaries, or any of their respective Affiliates or Representatives, of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, it is not acting (including, as applicable, by entering into this Agreement or consummating the Transactions) in reliance on:

(i) Any representation or warranty, express or implied;

(ii) Any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or any of its Subsidiaries, or any of their respective Affiliates or Representatives, in connection with presentations by or discussions with Parent’s management (whether prior to or after the date of this Agreement) or in any other forum or setting; or

(iii) The accuracy or completeness of any other representation, warranty, estimate, projection, predication, data, financial information, memorandum, presentation or other materials or information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization. Each of Parent and Merger Sub is a limited liability company (in the case of Parent) or corporation (in the case of Merger Sub) organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the Transactions or the Financing. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Encumbrances. Neither Parent nor Merger Sub is in violation of its organizational or governing documents.

Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has all necessary limited liability company or corporate, as applicable, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to obtain and enter into the Financing. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by each of them of the Transactions and the Financing have been duly and validly authorized by the manager or the board of directors, as applicable, of each of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub, and no other limited liability company or corporate, as applicable, action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions and the Financing. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, subject to applicable General Enforceability Exceptions. No vote or approval of the members of Parent is required in connection with the execution, delivery or performance by Parent and Merger Sub of their obligations hereunder or for the consummation of the Transactions and the Financing (including pursuant to the requirements of any applicable stock exchange).

Section 4.3 Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions and the Financing do not and will not (i) conflict with or violate the respective Organizational Documents of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of Section 4.3(b) have been obtained, and all Filings described in such clauses have been made, conflict with or violate any Law or Order applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would constitute a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such breach, violation, default, loss, right, termination, cancellation, amendment, acceleration or other occurrence that would not prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Transactions and the Financing.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions and the Financing do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act, the HSR Act and state securities, takeover and “blue sky” Laws, (ii) the applicable requirements of NYSE, (iii) the filing with the Secretary of State of the State of Georgia of the Certificate of Merger as required by the GBCC, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not impair the ability of Parent and Merger Sub to consummate the Transactions and the Financing.

Section 4.4 Ownership of Company Common Stock. As of the date of this Agreement, none of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of Company Common Stock and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire or vote any shares of Company Common Stock except pursuant to this Agreement. None of Parent, Merger Sub or any “affiliate” or “associate” of either of Parent or Merger Sub is or has been, within the two-year period immediately prior to the date hereof, an “interested shareholder” of the Company, as those terms are defined in Section 14-2-1110 of the GBCC, or has taken any action that would cause any Takeover Law to be applicable to this Agreement, the Transactions or the Financing.

Section 4.5 Information in Company Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Company Proxy Statement will, on the date it is first mailed (including any amendment or supplement thereto) to the Company Shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Financing.

(a) Parent has delivered to the Company a true, accurate and complete copy of an executed debt commitment letter, including all exhibits, schedules and annexes thereto, dated as of the date hereof, from the Debt Financing Sources party thereto (the “Debt Commitment Letter”) pursuant to which the Debt Financing Sources party thereto have committed, on the terms and subject solely to the conditions expressly set forth in the Debt Commitment Letter, to provide to Parent in cash the aggregate amount of debt financing set forth in the Debt Commitment Letter (the “Debt Financing”). A true and complete copy of each fee letter related to the Debt Commitment Letter, as in effect on the date hereof, has been provided to the Company, except that the numerical fee amounts and market flex (if any) may have been redacted in a customary manner; provided, however, that none of such redacted provisions would, or would reasonably be expected to, adversely affect the conditionality, availability, amount or enforceability of the Debt Financing.

(b) Parent has delivered to the Company a true, accurate and complete copy of an executed equity commitment letter, including all exhibits, schedules and annexes thereto, dated as of the date hereof, from the Equity Financing Sources party thereto (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”) pursuant to which the Equity Financing Sources party thereto have committed, on the terms and subject solely to the conditions expressly set forth in the Equity Commitment Letter, to invest in Parent in cash the aggregate amounts set forth in the Equity Commitment Letter (the “Equity Financing” and together with the Debt Financing, collectively the “Financing”). The Equity Commitment Letter provides that the Company is a third-party beneficiary thereof and, subject to the terms therein, is entitled to enforce such Equity Commitment Letter. Each Equity Financing Source party to the Equity Commitment Letter has access to sufficient capital to satisfy the full amount of its equity commitment under the Equity Commitment Letter.

(c) Each Commitment Letter has not been amended or modified in any manner prior to the date hereof. Parent has fully paid any and all commitment or other fees or other amounts, if any, required to be paid on or before the date hereof in connection with the Financing. Each Commitment Letter is legal, valid and binding and in full force and effect, enforceable against Parent and, to the Knowledge of Parent, each other party thereto, subject to applicable General Enforceability Exceptions. In respect of the Financing: (i) there are no conditions precedent or other contingencies (A) related to the funding of the full amount of the Financing or any provisions that could reduce the aggregate amount of the Financing set forth in any Commitment Letter or the aggregate proceeds contemplated by any Commitment Letter, or (B) that could otherwise adversely affect the conditionality, enforceability or availability of any Commitment Letter with respect to all or any portion of the Financing, in each case, other than as expressly set forth in the applicable Commitment Letter, (ii) the commitments contained in each Commitment Letter have not been withdrawn, rescinded, terminated, reduced or otherwise amended or modified in any respect, and no such withdrawal, rescission, termination, reduction, amendment or modification is contemplated, (iii) neither Parent nor any of its Affiliates has entered into any Contract or other arrangement of any kind relating to the Financing, other than the Commitment Letters (and any fee letters related to the Debt Commitment Letter), that would reasonably be expected to adversely affect the conditionality, availability, amount or enforceability of the Financing, (iv) no Financing Source has notified Parent or any of its Affiliates of such Financing Source’s intention to terminate or withdraw any of the Financing, and no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent or, to the Knowledge of the Parent, any other parties thereto under any term or condition of any Commitment Letter or a failure of any condition to the Financing or otherwise result in any portion of the Financing being unavailable on the Closing Date, (v) the proceeds pursuant to the Commitment Letters (after giving effect to any “flex” provision in or related to the Debt Commitment Letter (including with respect to fees and original issue discount)) are sufficient for Parent to pay the Required Amounts, and (vi) as of the date hereof, Parent has no reason to believe that the conditions to the Financing shall not be satisfied on a timely basis or that the full amount of the Financing contemplated by the Commitment Letters shall not be available as of the Closing. Parent has or will have at Closing cash proceeds sufficient to complete the Transactions, to pay the Merger Consideration, to repay any indebtedness of the Company and its Subsidiaries required to be repaid in connection with the Transactions and to pay all fees and expenses required to be paid by Parent and Merger Sub in connection with the Transactions (collectively, the “Required Amounts”). For the avoidance of doubt, in no event shall the receipt by, or the availability of any funds or financing to, Parent or any of its Affiliates or any other financing be a condition to Parent’s obligation to consummate the Transactions.

Section 4.7 No Prior Activities. Merger Sub has been formed solely for the purpose of engaging in the Transactions and the Financing and, prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent.

Section 4.8 Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or any of their respective Affiliates that would prevent, materially delay or materially impair the consummation of the Transactions or the Financing. None of Parent, Merger Sub nor any of their respective Affiliates is a party or subject to or in default under any Order that would prevent, materially delay or materially impair the consummation of the Transactions or the Financing.

Section 4.9 No Vote of Parent Members. No vote of the members of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the Organizational Documents of Parent, the applicable rules of any exchange on which securities of Parent are traded or otherwise for or in connection with the execution, delivery or performance by Parent of its obligations hereunder or to consummate the Transactions or the Financing.

Section 4.10 Solvency. Immediately following the Effective Time and after giving effect to the Transactions and the Financing, the payment of the aggregate consideration to which the Company Shareholders are entitled under Article II, funding of any obligations of the Surviving Corporation or its Subsidiaries that become due or payable by the Surviving Corporation and its Subsidiaries in connection with, or as a result of, the Merger, any required refinancings or repayments of existing Indebtedness of the Company or any of its Subsidiaries and payment of all related fees and expenses, each of the Surviving Corporation and its Subsidiaries will not (a) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the “fair saleable value” of its assets (on a going concern basis) is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature), (b) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged, or (c) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

Section 4.11 Absence of Arrangements with Management. Other than this Agreement, as of the date hereof, there are no (and have not been any) Contracts or other understandings between Parent, Merger Sub or any of their Subsidiaries or other Affiliates, on the one hand, and any member of the Company’s (or its Subsidiaries’) management or of the Company Board (or any board of directors or equivalent managerial body of its Subsidiaries), on the other hand, relating to such individual’s investment, participation, employment, consulting or other similar relationships with Parent, Merger Sub or any of their Subsidiaries or Affiliates (including the Surviving Corporation and its Subsidiaries following the Effective Time).

Section 4.12 Brokers or Finders. No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee or payment in connection with the Transactions based upon arrangements made by and on behalf of Parent, Merger Sub or any Subsidiary or Affiliate thereof.

Section 4.13 Limited Guarantee. IQV Holdco, LLC, a Delaware limited liability company (the “Guarantor”), has delivered to the Company a true, accurate and complete copy of the executed limited guarantee pursuant to which the Guarantor is guaranteeing certain obligations of the Parent under this Agreement (the “Limited Guarantee”). The Limited Guarantee is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of the Guarantor in favor of the Company, enforceable by the Company in accordance with its terms. As of the date hereof, the Guarantor is not in default or breach under any of the terms and conditions of the Limited Guarantee and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under any of the terms and conditions of the Limited Guarantee. The Guarantor has access to sufficient capital to satisfy the full amount of the guaranteed obligations under the Limited Guarantee in accordance with the terms and conditions thereof.

Section 4.14 CFIUS. Neither Parent, nor Merger Sub nor any of their Affiliates, shareholders, or other investors, is a “foreign person” as defined by 31 C.F.R. § 800.224 such that the transactions contemplated hereby would constitute a covered transaction subject to a national security review, national security investigation, or action by the President pursuant to Section  721 of the Defense Production Act of 1950, 50 U.S.C. § 4565, as amended.

Section 4.15 WTO Investor. Parent is a “WTO Investor” within the meaning of the Investment Canada Act.

Section 4.16 Exclusivity of Representations and Warranties.

(a) No Other Representations or Warranties. Each of Parent and Merger Sub, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

(i) None of the Company or its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Transactions;

(ii) No Person has been authorized by the Company or any of its Subsidiaries, or any of their respective Affiliates or Representatives, to make any representation or warranty relating to the Company, any of its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representations or warranties must not be relied upon by Parent or Merger Sub, or any of their respective Subsidiaries, or any of their respective Affiliates or Representatives, as having been authorized by the Company or any of its Subsidiaries, or any of their respective Affiliates or Representatives (or any other person);

(iii) The representations and warranties expressly made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their respective Subsidiaries, or any of their respective Affiliates or Representatives, of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Transactions) in reliance on:

(i) Any representation or warranty, express or implied;

(ii) Any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent or Merger Sub, or any of their respective Affiliates or Representatives, including any materials or information made available in the Data Room, in connection with presentations by or discussions with the Company’s management (whether prior to or after the date of this Agreement) or in any other forum or setting; or

(iii) The accuracy or completeness of any other representation, warranty, estimate, projection, predication, data, financial information, memorandum, presentation or other materials or information.

(c) Without limiting the foregoing, each of Parent and Merger Sub, on behalf of itself and its Affiliates, acknowledge and agree that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article III, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent or Merger Sub, or any of their respective Affiliates or Representatives, or any other Person, resulting from Parent’s, Merger Sub’s, or any of their respective Affiliates’ or Representatives’, or any other Person’s, use of any information, documents, projections, forecasts or other material made available to Parent or Merger Sub, or any of their respective Affiliates or Representatives, including any information made available in the Data Room, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent or Merger Sub, or any of their respective Affiliates, or in any other form in connection with the Transactions.

(d) Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property Rights, Sites, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries and that it and its Representatives have had the opportunity to meet with the management of the Company to discuss the business and assets of the Company and its Subsidiaries, in each case, to its full and complete satisfaction.

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of the Company.

(a) During the period between the date hereof and the earlier of the Closing and the valid termination of this Agreement pursuant to its terms, except (i) as set forth in Section 5.1 of the Company Disclosure Letter, (ii) as otherwise permitted by this Agreement, (iii) as required by any Governmental Entity or applicable Law or Order, or (iv) as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause its Subsidiaries to, (A) use their respective commercially reasonable efforts to conduct the business in the ordinary course of business in all material respects and (B) not:

(1) in the case of the Company, amend the Articles of Incorporation or the Bylaws, and in the case of the Company’s Subsidiaries, amend their respective Organizational Documents;

(2) (a) other than (i) dividends or distributions made by a wholly owned Subsidiary of the Company to the Company or another such Subsidiary and (ii) regular quarterly cash dividends paid by the Company, not in excess of, with respect to each quarter, $0.125 per Share, with usual declaration, record and payment dates and in a manner consistent with the Company’s past dividend policy, declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or other property, with respect to its capital stock or other Rights, (b) issue, sell, transfer, pledge, dispose of or encumber or agree to issue, sell, transfer, pledge, dispose of or encumber (other than Permitted Encumbrances) any additional shares of capital stock or other Rights of the Company or any of its Subsidiaries, other than in respect of the shares of the Company’s capital stock reserved for issuance and issued pursuant to the awards under the Company Stock Plans or in respect of account balances under the Company Plans, (c) split, combine or reclassify the Shares or any other outstanding capital stock or Rights of the Company or any of the Subsidiaries of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution therefor, or (d) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Rights of the Company or any of its Subsidiaries, except, in the case of each of clauses (a) through (d), as required by any Company Plan or any awards issued thereunder;

(3) (a) except as otherwise required under applicable Law, enter into, amend or terminate any Collective Bargaining Agreement, (b) except as otherwise required under applicable Law, for setting monthly or quarterly performance targets thereunder or establishing sales performance incentive fund formula or similar spot bonus programs in the ordinary course of business consistent with past practice, enter into or amend any Company Plan, or (c) except as otherwise required under applicable Law or Collective Bargaining Agreement, and except for annual salary or wage rate adjustments in the ordinary course of business consistent with past practice, including merit-based adjustments: (i) increase the salary or wages payable to any Company Employees with a title of Director or higher; or (ii) materially increase, in the aggregate, the salary or wages payable to Company Employees with a title below Director;

(4) (a) enter into or amend any employment Contract or severance Contract with any director, executive officer or Company Employee whose annual salary exceeds or would exceed $250,000, (b) hire any employees whose annual salary would exceed $250,000, or (c) terminate the employment of any Company Employee whose annual salary exceeds $250,000 (other than: (x) in the case of termination for cause or (y) with respect to Company Employees who are Canadian, frustration or upon expiry in accordance with an employment Contract);

(5) incur any Indebtedness, except for (a) Indebtedness incurred in the ordinary course of business consistent with past practice, including under letters of credit, (b) guarantees by the Company or any of its Subsidiaries of Indebtedness of the Company or any other such Subsidiary, or (c) Indebtedness of any of the Company or any of its Subsidiaries to the Company or any such Subsidiary;

(6) make any capital expenditures that, in the aggregate, exceed the amount of all capital expenditures contemplated by the Company’s existing capital budget as set forth on Section 5.1(a)(6) of the Company Disclosure Letter;

(7) discharge, settle or satisfy any Actions, other than (a) in the ordinary course of business, or (b) for amounts, individually or in the aggregate, not to exceed $1,000,000 (in excess of third party insurance or existing reserves), in each case, that do not impose any material ongoing obligation or limitations upon the Company or any of its Subsidiaries;

(8) change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or applicable Law;

(9) (a) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement or otherwise in connection with the Transactions), (b) acquire, by merging or consolidating with, by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (c) acquire, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber (other than Permitted Encumbrances) any material assets, other than, in the case of this clause (c), acquisitions or dispositions of materials and inventory, sales or leases of inventory and grants of non-exclusive licenses of Intellectual Property Rights, in each case, except in the ordinary course of business;

(10) (a) make, rescind or change any material Tax election or settle or compromise any material Tax liability, (b) change its taxable year, or (c) change any material method of accounting for Tax purposes except, in each case, in the ordinary course of business or as required by applicable Law, or (d) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law);

(11) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, or modify, amend, extend or voluntarily terminate (other than non-renewals occurring in the ordinary course of business) any Material Contract, or waive, release or assign any rights or claims thereunder;

(12) enter into a material new line of business outside of the existing businesses of the Company and its Subsidiaries, taken as a whole, or open any new store (whether on a franchisee-managed or Company (or its Subsidiaries)-managed basis); or

(13) agree to take or make any commitment to take any of the actions described in the foregoing clauses (1)-(12).

(b) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company is entitled to exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.2 Non-Solicitation; Acquisition Proposals.

(a) Except as permitted by this Section 5.2, the Company shall not, and shall cause each of its Subsidiaries and each of their respective Representatives not to, from the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with Article VIII, (i) directly or indirectly, solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 5.2 (such as answering unsolicited phone calls and informing Persons of the provisions of this Section 5.2 or contacting any Person making a Company Takeover Proposal solely to ascertain facts or clarify terms and conditions) will not be deemed to “solicit,” “encourage” or “facilitate” for purposes of, or otherwise constitute a violation of, this Section 5.2), (ii) engage in or otherwise participate in any discussions or negotiations with any Person (other than Parent or Merger Sub or their respective Representatives) regarding a Company Takeover Proposal (other than, in response to an unsolicited inquiry, to ascertain facts from the Person making such Company Takeover Proposal for the sole purpose of clarifying the terms and conditions of such Company Takeover Proposal or to inform such Person of the provisions of this Section 5.2), (iii) furnish to any Person (other than Parent, Merger Sub or their respective Representatives) any non-public information related to the Company or its Subsidiaries or afford any Person (other than Parent, Merger Sub or their respective Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in connection with any Company Takeover Proposal or the making of any offer, inquiry, indication of interest or proposal that constitutes or would reasonably be expected to lead to a Company Takeover Proposal (other than in the course of any discussions or negotiations as permitted by Section 5.2(a)(ii)), or (iv) enter into any letter of intent, agreement in principle, merger agreement or other similar agreement with respect to a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement as permitted by Section 5.2(c)) (each, a “Company Acquisition Agreement”).

(b) The Company shall (i) immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than Parent and Merger Sub) that may be ongoing with respect to a Company Takeover Proposal; (ii) promptly, but in any event within three Business Days after the date of this Agreement, request the prompt return or destruction of all non-public information concerning the Company or any of its Subsidiaries theretofore furnished to any such Person with whom a confidentiality agreement was entered into at any time within the one-year period immediately preceding the date of this Agreement with respect to a transaction similar to the Transactions; and (iii) terminate all access granted to any such Person and its Representatives to any physical or electronic data room with respect to a transaction similar to the Transactions. Notwithstanding anything herein to the contrary, the Company will not be required to enforce, and will be permitted to release any third party from, or waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality provision with respect to a Company Takeover Proposal or similar matter in any agreement to which the Company is a party to the extent that such provision prohibits or purports to prohibit a non-public Company Takeover Proposal being made to the Company Board (or any committee thereof), if the Company Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action could be inconsistent with its fiduciary duties under applicable Law.

(c) Notwithstanding anything to the contrary contained in Section 5.2(a) or Section 5.2(b), if at any time on or after the date hereof and prior to obtaining the Company Shareholder Approval, (i) the Company or any of its Representatives receives a written Company Takeover Proposal from any Person or group of Persons that did not result from a material breach of this Section 5.2, (ii) the Company Board or any duly constituted and authorized committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel based on the information then available, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, and (iii) the Company Board or any duly constituted and authorized committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel based on information then available that the failure to take the actions below could be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may (A) furnish, or cause to be furnished, pursuant to a confidentiality agreement between the Company and such Person with confidentiality and use provisions on terms that are not less restrictive, in any material respect, to such Person than the provisions of the Confidentiality Agreement (each, an “Acceptable Confidentiality Agreement”), information (including material non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Company Takeover Proposal and to their respective Representatives (and to the extent that material non-public information has not been furnished to Parent and is furnished to such Person or Persons, the Company will promptly provide to Parent such material non-public information), and (B) engage in, continue or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Takeover Proposal.

(d) The Company shall promptly (and in no event later than two Business Days after receipt) notify Parent in writing in the event that the Company or any of its Affiliates receives a Company Takeover Proposal. Such notice shall indicate the identity of the Person making the Company Takeover Proposal and include a summary of the material terms and conditions thereof. The Company shall also promptly (and in any event within two Business Days) notify Parent, in writing, of any material development with respect to, or any material change to the material terms and conditions of, any Company Takeover Proposal (in each case in a manner that is not unduly disruptive of the Company’s ability to conduct good faith discussions in accordance with this Section 5.2 with the Person making such Company Takeover Proposal and its Representatives). The Company agrees that the Company and its Subsidiaries will not enter into any Acceptable Confidentiality Agreement with any Person subsequent to the date hereof that prohibits the Company from providing information to Parent as required by this Section 5.2.

(e) Except as expressly permitted by this Section 5.2(e), by Section 5.2(f) or by Section 5.2(g), the Company Board shall not (i)(A) fail to include the Company Recommendation in the Company Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the Company Recommendation in a manner adverse to Parent, (C) make any recommendation or public statement in connection with a tender offer or exchange offer, other than a recommendation against such offer or a customary “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board may refrain from taking a position with respect to a Company Takeover Proposal until the close of business as of the tenth Business Day after the commencement of a tender offer or exchange offer in connection with such Company Takeover Proposal without such action being considered a violation of this Section 5.2), (D) approve or recommend, or publicly propose to approve or recommend to the Company Shareholders a Company Takeover Proposal, (E) if a Company Takeover Proposal or any material modification thereof is made public or is otherwise sent to the holders of the Shares, fail to issue a press release or other public communication that reaffirms the Company Recommendation within ten Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two separate occasions) or (F) propose, resolve or agree to take any action set forth in the foregoing clauses (A) through (E) (the actions described in this clause (i) being referred to as a “Company Recommendation Change”), (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any Company Acquisition Agreement, or (iii) take any action pursuant to Section 8.1(a)(iii). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Shareholder Approval is obtained, the Company Board may, in response to an unsolicited, bona fide written Company Takeover Proposal that has not been withdrawn (that did not result from a material breach of this Section 5.2), make a Company Recommendation Change, enter into a Company Acquisition Agreement or take any action pursuant to Section 8.1(a)(iii) if the Company Board or any duly constituted and authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (1) the failure to do so could be inconsistent with the Company Board’s fiduciary duties under applicable Law, and (2) such Company Takeover Proposal constitutes a Company Superior Proposal; provided, however, that prior to so making a Company Recommendation Change, entering into a Company Acquisition Agreement or taking any action pursuant to Section 8.1(a)(iii), (w) the Company has provided Parent a copy of such Company Takeover Proposal (together with copies of any written documentation setting forth the material terms of such Company Takeover Proposal which is received by the Company from the Person making such Company Takeover Proposal (or from any Representatives of such Person)) and has given Parent at least four Business Days’ prior written notice of its intention to take such action, (x) if Parent requests in writing, the Company has negotiated, and has directed its Representatives to negotiate, in good faith with Parent during such notice period to enable Parent to propose in writing an offer binding on Parent to effect revisions to the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, (y) following the end of such notice period, the Company Board or any duly constituted and authorized committee thereof shall have considered in good faith Parent’s binding offer, and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the Company Superior Proposal continues to constitute a Company Superior Proposal if the revisions proposed in Parent’s binding offer were to be given effect, and (z) in the event of any material change to the material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (w) above and the notice period shall have recommenced, except that the notice period shall be at least two Business Days (rather than the four Business Days otherwise contemplated by clause (w) above).

(f) Notwithstanding anything to the contrary herein, prior to the time the Company Shareholder Approval is obtained, the Company Board may make a Company Recommendation Change if an Intervening Event has occurred and the Company Board or any duly constituted and authorized committee thereof has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action could be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that such action shall not be in response to a Company Takeover Proposal (which is governed by Section 5.2(e)) and prior to taking such action, (i) the Company Board has given Parent at least four Business Days’ prior written notice of its intention to take such action and a description of the reasons for the Company Recommendation Change, (ii) if Parent requests in writing, the Company has negotiated, and has directed its Representatives to negotiate, in good faith with Parent during such notice period after giving any such notice to enable Parent to propose in writing an offer binding on Parent to effect revisions to the terms of this Agreement in such a manner that would obviate the need for making such Company Recommendation Change, and (iii) at the end of such notice period, the Company Board or any duly constituted and authorized committee thereof shall have considered in good faith such binding offer, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect a Company Recommendation Change could be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(g) Nothing contained in this Section 5.2 shall prohibit the Company or the Company Board from (i) complying with its disclosure obligations under federal or state securities Law (after consultation with its outside legal counsel) with regard to a Company Takeover Proposal or Company Recommendation Change (it being understood that any such disclosure is subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or a committee thereof) under this Section 5.2); (ii) making any disclosure to the Company Shareholders if the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law (it being understood that any such disclosure is subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or a committee thereof) under this Section 5.2); (iii) or issuing a customary “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act (or any substantially similar communication), which shall not be deemed to be a Company Recommendation Change; provided, however, that neither the Company nor the Company Board will be permitted to recommend that the Company Shareholders tender any securities in connection with any tender offer or exchange offer that is a Company Takeover Proposal or otherwise effect a Company Recommendation Change with respect thereto, except as permitted by Section 5.2(e).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of Company Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC, in preliminary form, the Company Proxy Statement. The Company will use commercially reasonable efforts to cause the Company Proxy Statement to be disseminated to the Company Shareholders as promptly as reasonably practicable after the Company Proxy Statement is cleared by the SEC. Subject to Section 5.2, the Company Proxy Statement will contain the Company Recommendation, and the Company shall use commercially reasonable efforts to obtain the Company Shareholder Approval.

(b) Parent and Merger Sub will cooperate with the Company in the preparation and filing of the Company Proxy Statement and any amendment or supplement thereto and will otherwise reasonably assist and cooperate with the Company in the preparation and filing of the Company Proxy Statement, any amendment or supplement thereto and the resolution of any comments thereto received from the SEC. Parent and Merger Sub will promptly provide for inclusion or incorporation by reference in the Company Proxy Statement, and any amendment or supplement thereto, all required information relating to Parent or its Affiliates. Parent and its counsel shall be given the reasonable opportunity to review and comment on the Company Proxy Statement reasonably in advance of its filing with the SEC and the Company shall consider Parent’s comments in good faith. The Company will provide Parent and its counsel (i) any comments (whether written or oral) that the Company or its counsel may receive from time to time from the SEC with respect to the Company Proxy Statement promptly after the Company’s receipt of such comments or other communications, and (ii) the reasonable opportunity to review and comment on the Company’s proposed responses thereto (and shall consider Parent’s comments in good faith). The Company will respond as promptly as reasonably practicable to any such comments from the SEC.

(c) Each of the Company, Parent and Merger Sub agrees to, as promptly as reasonably practicable, (i) correct any information provided by it specifically for use in the Company Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and (ii) supplement the information provided by it specifically for use in the Company Proxy Statement to include any information that shall become necessary in order to make the statements in the Company

Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Company Proxy Statement, as so corrected or supplemented, as applicable, promptly to be filed with the SEC and to be disseminated to the Company Shareholders, in each case as and to the extent required by applicable Law.

Section 6.2 Company Shareholders Meeting.

(a) Subject to Section 5.2, the Company shall, as soon as reasonably practicable following the SEC’s clearance of the Company Proxy Statement, take all actions necessary in accordance with the GBCC, applicable Law, its constituent documents and the rules of NYSE to establish a record date for (including conducting, as promptly as practicable and in consultation with Parent, one or more “broker searches” in accordance with Rule 14a-13 of the Exchange Act to enable such record date to be set), duly call, give notice of, convene and hold a meeting of the Company Shareholders for the purposes of considering and taking action upon the adoption of this Agreement and the Merger and upon such other matters as may come before such meeting (including any adjournment or postponement thereof, the “Company Shareholders Meeting”). The Company in its sole discretion may adjourn or postpone the Company Shareholders Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Company Proxy Statement is provided to the Company Shareholders within a reasonable amount of time in advance of the Company Shareholders Meeting, (ii) if, as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Company Proxy Statement), there are insufficient Shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting, (iii) for a single period not to exceed ten Business Days to solicit additional proxies if necessary to obtain the Company Shareholder Approval, or (iv) as required by applicable Law or a request from the SEC; provided, that without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), in no event will the Company Shareholders Meeting be delayed by more than 30 calendar days. The record date of the Company Shareholders Meeting shall be selected by the Company after reasonable consultation with Parent. Unless there has been a Company Recommendation Change, the Company shall keep Parent reasonably apprised prior to the date of the Company Shareholders Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Shareholder Approval.

(b) Parent shall vote, or cause to be voted, all of the Shares then beneficially owned by it, Merger Sub or any of its other Subsidiaries and Affiliates in favor of the adoption of this Agreement.

(c) Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), approval of the Merger is the only matter, other than any say-on-golden parachute vote that may be required pursuant to Section 14A(b)(2) of the Exchange Act and Rule 14a-21(c) thereunder and a proposal to approve the adjournment of the Company Shareholders Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Company Shareholders Meeting to obtain the Company Shareholder Approval, which the Company shall propose to be acted on by its shareholders at the Company Shareholders Meeting.

Section 6.3 Reasonable Best Efforts; Regulatory Approval Matters.

(a) Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, required or advisable to cause each of the conditions in Article VII to be satisfied and consummate and make effective the Transactions as promptly as practicable (and in any event prior to the Outside Date), including (i) making all Filings necessary in connection with the Transactions, (ii) obtaining all Approvals necessary in connection with the Transactions, and (iii) defending or contesting any Action brought by a Governmental Entity or any other Person that could prohibit, prevent, restrict, adversely affect, or delay the consummation of the Transactions. Without limiting the foregoing, each party shall make or cause to be made an appropriate Filing, if necessary, pursuant to the HSR Act with respect to the Transactions as promptly as practicable, but in any event within ten Business Days, after the date hereof.

(b) Without limiting the generality of Parent’s undertakings pursuant to this Section 6.3, Parent agrees to use its reasonable best efforts to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Antitrust Entity or any other party so as to enable the parties to close the transaction contemplated by this Agreement as promptly as possible. Notwithstanding anything to the contrary in this Agreement, (i) Parent shall make all strategic decisions and lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from any Governmental Antitrust Entity in connection with obtaining Approvals for the Transactions under the Antitrust Laws, including determining the strategy for contesting, litigating or otherwise responding to objections to, or proceedings challenging, the consummation of the Transactions, in each case subject to good faith consultations with the Company reasonably in advance and in consideration of the Company’s views (ii) nothing in this Agreement shall require any Parent or Merger Sub to defend through litigation any claim asserted in any court or other governmental body with respect to the Transactions by any Governmental Antitrust Entity, (iii) neither Parent, Merger Sub nor any of their respective Affiliates shall be required to offer, negotiate, commit to, effect, enter into or take any action, agreement, condition, commitment or remedy of any kind, including but not limited to any remedy that would require Parent, Merger Sub or any of their respective Affiliates to sell, divest, lease, license, transfer, dispose of, or otherwise encumber, impair, limit or restrict Parent, Merger Sub or any of their respective Affiliates’ ownership, control, management or operation of assets or businesses (including for the avoidance of doubt, any equity or other interests) of Parent, Merger Sub, the Company or any of their respective Affiliates, and (iv) the Company and its Affiliates shall not, without the prior written consent of Parent, offer, negotiate, commit to, effect, enter into or take any action, agreement, condition, commitment or remedy as described in this Section 6.3(b).

(c) To the extent permitted by applicable Antitrust Law and subject to appropriate confidentiality protections, each of Parent and the Company shall (i) in the case of Parent, keep the Company fully informed of all matters, discussions and activities pursued under Section 6.3(b), (ii) promptly notify the other party of, and, if in writing, provide to the other party copies of (or in the case of oral communications, advise the other orally of) all communications between it (or its Affiliates or Representatives) and any Governmental Entity or other Person challenging the Transactions and all information supplied by such party (or its Affiliates or Representatives) to such Governmental Entities or Persons, (iii) promptly notify the other party of the commencement or threatened commencement of any Action relating to the consummation of, or any challenges to, the Transactions, and (iv) furnish to the other party such other necessary information and reasonable assistance as such other party may reasonably request.

(d) Without limiting the foregoing, except to the extent that a party is (i) subject to confidentiality requirements imposed by a Governmental Entity, (ii) not permitted by Law or (iii) otherwise subject to an obligation barring disclosure of material containing confidential information, each party (the “Filing Party”) shall disclose to the other parties all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, arguments, proposals and other Filings to be made by or on behalf of the Filing Party before any Governmental Antitrust Entity or the staff or regulators of any Governmental Antitrust Entity, in connection with the transactions contemplated by this Agreement, which disclosure by the Filing Party shall be made reasonably in advance of the Filing Party’s action to make any submission, attendance or filing, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, arguments, proposals and other Filings. Each party shall give notice to the other parties with respect to any meeting, discussion, appearance or contact with any Governmental Antitrust Entity or the staff or regulators of any Governmental Antitrust Entity, with such notice being sufficient to provide the other party with the opportunity to attend and participate, if permitted to do so, in such meeting, discussion, appearance or contact. The parties shall coordinate with respect to the overall strategy relating to the HSR Act and any other applicable Antitrust Law, including with respect to any notifications, submissions communications and other Filings with or to any Governmental Antitrust Entity; provided, however, that Parent shall make the final determination as to the appropriate course of action.

(e) Each of the Company and Parent may, as each deems advisable or necessary, reasonably designate any competitively sensitive material provided to the other as “Antitrust Counsel Only Material” or some similar notation agreed by the parties. Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such counsel to employees, officers or directors of the recipient or its Affiliates unless express permission is obtained in advance from the source of the materials (the Company, Parent or their respective Affiliates, as the case may be) or its outside legal counsel. Notwithstanding anything to the contrary in this Section 6.3, and without limiting the restrictions on access and disclosure set forth in this Section 6.3(e), materials provided to the other party or its counsel pursuant to this Agreement may be redacted (i) as necessary to comply with contractual requirements, (ii) as necessary to address attorney-client or other privilege or protection or confidentiality concerns, and (iii) to remove references concerning pricing and other competitively sensitive terms from an antitrust perspective.

(f) Parent shall be responsible for the payment of all filing and other fees in connection with the Filings to be made, and Approvals to be obtained, pursuant to this Section 6.3.

Section 6.4 Notification of Certain Matters. Subject to applicable Law, the Company shall give reasonably prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give reasonably prompt notice to the Company of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be reasonably likely to cause any condition to the Merger not to be satisfied at the Effective Time, and (b) any material failure of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to comply with or satisfy any covenant or agreement to be complied with or satisfied by such party under this Agreement; provided, however, that (i) the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice, and (ii) a failure to comply with this Section 6.4 shall not constitute the failure of any condition set forth in Article VII to be satisfied, unless the underlying change or event would independently result in the failure of a condition set forth in Article VII to be satisfied.

Section 6.5 Access; Confidentiality. Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company agrees to provide Parent and its Representatives, from time to time prior to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, reasonable access during normal business hours and upon reasonable prior written notice to the Company for the purpose of consummating the Transactions and the Financing to (a) the Company’s properties, facilities, books, Contracts, personnel (including its officers) and records, and (b) such other information as Parent may reasonably request with respect to the Company and its business, financial condition and operations, provided, that nothing in this Agreement shall require the Company or any of its Subsidiaries to (i) provide such access at times or in a manner that the Company’s Representatives reasonably believe is likely to disrupt in any material respect the ordinary course operations of the businesses of the Company or its Subsidiaries, or (ii) disclose any information to Parent or its Representatives that is reasonably likely to cause a violation of any Contract to which the Company or any of its Subsidiaries is a party, or is reasonably likely to cause a risk of a loss of attorney-client privilege to the Company or any of its Subsidiaries; provided, further, that Parent and its Representatives shall not have the right to perform any environmental sampling or testing (including sampling or testing of soil, vapor, indoor or outdoor air, building materials, groundwater or surface water, or any invasive or subsurface investigations) on any Site. Parent shall and shall cause Parent’s Affiliates and Representatives to keep confidential any non-public information received from the Company, its Affiliates or Representatives, directly or indirectly, pursuant to this Section 6.5 in accordance with the Confidentiality Agreement.

Section 6.6 Publicity. The initial press release regarding the public announcement of this Agreement shall be joint and thereafter, until the Effective Time or earlier termination of this Agreement in accordance with Article VIII, none of the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without the prior consultation of the other party and giving the other party the opportunity to review and comment on such press release or other announcement (any such other party’s comments shall be considered in good faith), except (a) as required by applicable Law, by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority, or as may be requested by a Governmental Entity, or (b) with respect to communications that are substantially similar to communications previously approved pursuant to this Section 6.6. Notwithstanding the foregoing, the provisions of this Section 6.6 shall cease to apply from and after a Company Recommendation Change made in accordance with Section 5.2.

Section 6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six years from the Effective Time, each of Parent and the Surviving Corporation will jointly and severally indemnify and hold harmless each Indemnified Party with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) in connection with any Action or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (i) the fact that an Indemnified Party is or was a director, officer, employee, agent, trustee or fiduciary of the Company or any of its Subsidiaries (or a director, officer, employee, agent, trustee or fiduciary of another Person serving at the request of the Company or any of its Subsidiaries), or (ii) acts or omissions by such Indemnified Party in the Indemnified Party’s capacity as a director, officer, employee, agent, trustee or fiduciary of the Company or a Subsidiary of the Company (or a director, officer, employee, agent, trustee or fiduciary of another Person serving at the request of the Company or any of its Subsidiaries) or taken at the request of the Company or a Subsidiary of the Company (or such other Person), in each case, with respect to such service, acts or omissions under clauses (i) or (ii), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Merger or the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted or required by applicable Law. In addition, from and after the Effective Time through the sixth anniversary of the Effective Time, Parent will, and will cause the Surviving Corporation to, upon demand by the Indemnified Party, advance any expenses (including reasonable fees and expenses of legal counsel) of any Indemnified Party under this Section 6.7 (including in connection with enforcing the indemnity and other obligations referred to in this Section 6.7) as incurred to the fullest extent permitted under applicable Law; provided, that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined by a final, nonappealable judgment of a court of competent jurisdiction that such Person is not entitled to be indemnified pursuant to this Section 6.7(a).

(b) For a period of six years from the Effective Time, Parent will guarantee, and the Surviving Corporation will maintain in force, all obligations of the Company and any of its Subsidiaries in respect of rights of exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, existing in favor of the Indemnified Parties as provided in the respective constituent documents of the Company or any of its Subsidiaries or in any written Contract described on the Company Disclosure Letter or filed as an exhibit to any document filed with the SEC or available under applicable Law; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period will continue until the disposition of such Action or resolution of such claim.

(c) For a period of six years from the Effective Time, Parent will cause, unless otherwise required by Law, the Organizational Documents of the Surviving Corporation and each of its Subsidiaries to contain provisions no less favorable to the Indemnified Parties with respect to limitation of liabilities of directors and officers and indemnification and advancement of expenses than are set forth immediately prior to the Effective Time in the Company’s and its Subsidiaries’ constituent documents or available under applicable Law, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties.

(d) For a period of six years from the Effective Time, Parent will either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries, or provide substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy” with reputable insurers, in each case of at least the same coverage and scope, and in amounts, and containing terms and conditions, that are no less favorable to such individuals than such policy in effect on the date hereof, with respect to service, acts or omissions arising on or before the Effective Time, including the Transactions (the “D&O Insurance”); provided, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium being paid by the Company for the existing D&O Insurance (the “Maximum Amount”) prior to the Closing Date, provided, further, that if such insurance is not available or the annual premium for such insurance exceeds the Maximum Amount then Parent shall purchase as much coverage as is available for such amount. The Company may prior to the Effective Time purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to service, acts or omissions existing or occurring prior to the Effective Time, including the Transactions, subject to the limitations set forth in the proviso above in this Section 6.7(d). If such prepaid “tail policy” has been obtained by the Company, it will be deemed to satisfy all obligations to obtain insurance pursuant to this Section 6.7(d) and the Surviving Corporation will use its commercially reasonable efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(e) The provisions of this Section 6.7 will survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each Indemnified Party, and his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company’s constituent documents, by Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.7 (and the “tail policy” obtained pursuant thereto) may not be terminated, cancelled or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 6.7 applies unless the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties to whom this Section 6.7 applies will be third-party beneficiaries of this Section 6.7).

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, Parent shall make or cause to be made proper provision so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume and perform the obligations set forth in this Section 6.7.

Section 6.8 Obligations of Merger Sub. Parent shall cause the payment, performance and discharge by Merger Sub (prior to the Effective Time) and the Surviving Corporation (from and as of the Effective Time) of, and the compliance by Merger Sub (prior to the Effective Time) and the Surviving Corporation (from and as of the Effective Time) with, all of the covenants, agreements, obligations and undertakings of Merger Sub and the Surviving Corporation under this Agreement in accordance with the terms of this Agreement (including, with respect to Merger Sub, to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement). During the period from the date of this Agreement through the Effective Time, Merger Sub will not, and Parent will not permit Merger Sub to, engage in any activity of any nature except as contemplated by this Agreement.

Section 6.9 Takeover Law. If any Takeover Law is or may become applicable to the Transactions, the Company, including the Company Board, will grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement; provided, that the foregoing will not require the Company Board to take any action that could be inconsistent with its fiduciary duties under applicable Law.

Section 6.10 Employee Matters.

(a) For a period of one year following the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries employed at the Effective Time (each, a “Company Employee”) who continues to be employed by Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates after the Effective Time with (i) salary and wage, as applicable, and cash bonus opportunity (excluding any long-term incentives, transaction bonuses, any other one-time bonuses and, for the avoidance of doubt, any equity-based compensation) that are no less favorable than the salary and wage, as applicable, and cash bonus opportunity (excluding any long-term incentives, transaction bonuses, any other one-time bonuses and, for the avoidance of doubt, any equity-based compensation) that was provided to such Company Employee immediately before the Effective Time, and (ii) employee retirement, welfare and other benefits that are substantially comparable in the aggregate to the employee retirement, welfare and other benefits provided to each such Company Employee immediately before the Effective Time. For a period of one year following the Effective Time, Parent shall provide, or shall cause to be provided, to each Company Employee who suffers an involuntary termination of employment, severance benefits no less favorable to the severance benefits such Company Employee was eligible to receive from the Company or its Subsidiaries immediately before the Effective Time, as set forth on Section 3.12(a) of the Company Disclosure Letter (taking into account such Company Employee’s service as required pursuant to Section 6.10(b) below, to the extent applicable). Notwithstanding anything contained herein to the contrary, with respect to any Company Employees who are based outside of the United States, Parent’s obligations under this Section 6.10 shall be in addition to, and not in contravention of, any obligations under the Laws of the provinces in which such Company Employees are based, including minimum standards employment legislation, by Contract and the common law.

(b) For purposes of vesting, eligibility to participate, level of benefits and benefit accruals under the employee benefit plans of Parent and its Subsidiaries and Affiliates providing benefits to any Company Employee after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries or predecessors before the Effective Time, except where doing so will result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans, and (ii) for purposes of each New Plan providing welfare benefits to any Company Employee, Parent or its applicable Subsidiary or Affiliate shall use commercially reasonable efforts to cause all pre-existing condition limitations or exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her spouse and covered dependents, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such Company Employee and his or her spouse and covered dependents during the portion of the plan year of any corresponding Company Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her spouse and covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. To the extent permitted under applicable Law, Parent shall, or shall cause its Subsidiaries or Affiliates to, credit each Company Employee with the accrued and unused vacation, personal and sickness days to which such Company Employee is entitled through the Effective Time.

(c) To the extent any bonus amounts under any cash bonus, sales and other incentive plans of the Company and its Subsidiaries (“Bonus Amounts”) with respect to a performance period completed on or prior to the Closing remain unpaid as of the Closing Date, Parent and the Surviving Corporation, as applicable, shall cause all such Bonus Amounts to be calculated and paid in the ordinary course of business to the eligible employees of the Company and its Subsidiaries. Parent and the Surviving Corporation, as applicable, shall cause all Bonus Amounts with respect to the performance period in which the Closing occurs to be calculated and paid to the eligible employees of the Company and its Subsidiaries; provided, however, that such Bonus Amounts shall be calculated at the target level of performance (prorated for the portion of the performance period completed), and such Bonus Amounts shall be paid as soon as practicable, but not later than the second regularly scheduled payroll date occurring on or following the Closing Date; provided, that, payment of any Bonus Amounts in accordance with this Section 6.10(c) shall in no way be interpreted or construed to limit or replace any amounts to which a Company Employee may be entitled pursuant to a Company Plan in connection with such Company Employee’s termination of employment or services; provided, further, that with respect to any Bonus Amounts that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid as soon as practicable following the Closing Date in accordance with this Section 6.10(c) without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the terms of such cash bonus, sales or other incentive plan that will not trigger a Tax or penalty under Section 409A of the Code.

(d) Parent and the Surviving Corporation shall cause the Company Plans and the New Plans to be administered in accordance with this Section 6.10; provided, however, that nothing in this Section 6.10 shall be treated as an amendment of, or undertaking to amend, any benefit plan. The provisions of this Section 6.10 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.10, express or implied, shall confer upon any Company Employee, or legal representative or beneficiary thereof, any rights or remedies, including any third-party beneficiary rights, right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

Section 6.11 Parent Approval. Immediately following the execution of this Agreement, Parent shall approve the adoption of this Agreement in its capacity as the sole shareholder of Merger Sub in accordance with applicable Law (including the GBCC) and the Organizational Documents of Merger Sub. Immediately following such approval, Parent shall deliver to the Company evidence of its vote or action by written consent approving this Agreement in accordance with applicable Law and the Organizational Documents of Merger Sub.

Section 6.12 Shareholder Litigation. Each of the Company and Parent shall promptly notify the other of any shareholder litigation against it or its directors or officers relating to the Merger and the other transactions contemplated by this Agreement and shall keep the other party informed regarding such litigation. The parties to this Agreement shall cooperate, and use their respective commercially reasonable efforts to cause their Representatives to cooperate, and consult with one another in connection with any shareholder litigation against any of them or any of their respective directors or officers with respect to the Transactions, provided, that the Company will control (and give Parent the opportunity to consult in) any such litigation in which the Company or any of the Company’s directors or officers is a named defendant. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its commercially reasonable efforts to resolve such litigation so as to permit the consummation of the Transactions in the manner contemplated by this Agreement, as promptly as reasonably practicable.

Section 6.13 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company and, following the Effective Time, Parent and the Surviving Corporation, shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and the applicable rules and policies of NYSE to cause (a) the delisting of the Company and of the shares of Company Common Stock from NYSE as promptly as practicable after the Effective Time, and (b) the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 6.14 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary or advisable to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) directly resulting from the Merger by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15 Financing.

(a) Parent shall, and shall cause its applicable controlled Affiliates (including Merger Sub) and its and their respective Representatives to, use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as practicable following the date hereof (but in any event, on or prior to the Closing), all things reasonably necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions described in the Commitment Letters (including any “market flex” provisions, if any, set forth in any fee letter related to the Debt Commitment Letter), including (i) maintaining in effect the Commitment Letters on the terms and conditions contained therein and complying with the terms and obligations thereunder, (ii) as promptly as practicable following the date hereof (but in any event, on or prior to the Closing), negotiating and entering into definitive agreements with respect to the Financing on the terms and subject solely to the conditions contemplated by the Commitment Letters (including any related flex provisions, if any) so that such agreements are in effect no later than the Closing, (iii) satisfy on a timely basis (or obtain a waiver of) all conditions applicable to Parent obtaining the Financing (including by drawing down and consummating the Financing pursuant to the terms of the Commitment Letters at or prior to the Closing), (iv) enforcing its rights under the Commitment Letters (including enforcing the obligation of the Financing Sources to fund the Financing on the Closing Date), (v) commencing the marketing or syndication activities contemplated by the Debt Commitment Letter, if any, as promptly as practicable following the date hereof, and (vi) consummating the Financing at or prior to the Closing. Any breach by Parent or its Affiliates of any Financing Document shall be deemed to be a breach by Parent of this Section 6.15.

(b) Parent shall give the Company prompt (and, in any event, within two Business Days) written notice (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in a breach or default), termination or repudiation by any party to any Commitment Letter of which Parent has Knowledge, (ii) of the receipt of any notice or other communication from any Person with respect to any (A) actual or potential breach, default, termination or repudiation of any Commitment Letter by any Financing Source, or (B) material dispute or disagreement between or among any parties to any Commitment Letter (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing), (iii) in the event Parent becomes aware that any portion of the Financing is not reasonably likely to be available to consummate the Transactions, and (iv) of any termination of, or of any threat to terminate, any Commitment Letter. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Financing (including any Alternative Financing), including providing complete and correct copies of all definitive agreements related to the Financing (including any Alternative Financing) to the extent requested by the Company.

(c) If, notwithstanding the use of its reasonable best efforts to satisfy its obligations under this Section 6.15, any portion of the Debt Financing becomes unavailable, Parent shall, without limiting the obligations of Parent set forth in the immediately following sentence, (i) notify the Company in writing thereof, and (ii) use reasonable best efforts to (A) arrange to obtain alternative financing, including from alternative sources, in an amount sufficient to enable Parent to fund the Required Amounts (“Alternative Financing”) as promptly as practicable following the occurrence of such event, and (B) obtain a new financing commitment letter that provides for such Alternative Financing on terms, taken as a whole, not materially more adverse to Parent or its Affiliates (excluding, for the avoidance of doubt, the Debt Financing Sources) than those set forth in the Debt Commitment Letter in effect on the date hereof and not to include any Prohibited Modification and, promptly (and, in any event, within two Business Days) after execution thereof, deliver to the Company true and complete copies of the new commitment letter and the related fee letter(s), if any (which may have numerical fee amounts and market flex redacted in a customary manner; provided, however, that none of such redacted provisions would adversely affect the conditionality, availability, amount or enforceability of the Alternative Financing). To the extent Parent obtains Alternative Financing pursuant to and in accordance with this Section 6.15 and without any Prohibited Modification, references to the “Debt Financing,” “Debt Financing Sources,” “Debt Commitment Letter” and “Debt Documents” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto.

(d) Parent shall not, and shall cause its applicable controlled Affiliates (including Merger Sub) and its and their respective Representatives not to, permit, consent to or agree to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), any amendment or modification to, or any replacement, termination, rescission or withdrawal of, or any waiver of any provision or remedy under, or assignment of, any Commitment Letter, any fee letter or the definitive agreements with respect thereto (such definitive agreements (x) related to the Debt Financing, collectively, with the Debt Commitment Letter, the “Debt Documents” and (y) related to the Equity Financing, collectively, with the Equity Commitment Letter, the “Equity Documents”; the Equity Documents, together with the Debt Documents, collectively, the “Financing Documents”) that would (individually or in the aggregate) (i) reduce the aggregate amount of proceeds from the Financing, (ii) impose any new or additional conditions or contingencies, or otherwise adversely amend, modify or expand any condition precedent to the receipt of the Financing, (iii) otherwise reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Transactions, or (iv) adversely impact the ability of Parent to enforce its rights against any other party to any Commitment Letter or any Financing Document, the ability of Parent to consummate the Transactions or the likelihood of the consummation of the Transactions (each of the foregoing, a “Prohibited Modification”). In addition to the foregoing, Parent shall not release or permit, consent to or agree to the termination of any Commitment Letter. Parent shall promptly (and, in any event, within two Business Days) deliver true and complete copies of any amendment, modification, waiver, replacement or supplement of any Commitment Letter or any related agreements (including fee letters, if any) to the Company. Parent will fully pay, or cause to be fully paid, all commitment or other fees or other amounts arising in connection with the Financing as and when they become due.

(e) Parent and Merger Sub acknowledge and agree that (i) the obtaining of the Financing, or any Alternative Financing, is not a condition to the obligation of Parent and Merger Sub to effect the Transactions and reaffirm their obligation to consummate the Transactions irrespective and independently of the availability of the Financing or any Alternative Financing, subject to fulfillment or waiver of the conditions set forth in Article VII and (ii) compliance by Parent with this Section 6.15 shall not relieve Parent of its obligation to consummate the Transactions whether or not the Financing or any Alternative Financing is available.

Section 6.16 Financing Cooperation. From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with Article VIII, at the sole expense of Parent, the Company shall use its reasonable best efforts to, and shall use reasonable best efforts to cause each of its Subsidiaries, and shall direct each of their respective Representatives to, use their respective reasonable best efforts to provide, to the extent reasonably within the Company’s control, customary cooperation reasonably requested by Parent with respect to the consummation of the Debt Financing by Parent in connection with the Merger. Notwithstanding the foregoing, nothing in this Section 6.16 shall require the Company or any of its Subsidiaries, or any of their respective Representatives, to (a) provide any cooperation or take any other action to the extent it would unreasonably interfere with the business or operations of the Company or any of its Subsidiaries in their reasonable business judgment exercised in good faith, (b) commit to take any action or otherwise incur any obligation that is not contingent upon the occurrence of the Closing (including the entry into any agreement or instrument), or that would be effective at or prior to the Effective Time, (c) approve any financing or agreements related thereto (or any Alternative Financing) at or prior to the Effective Time, (d) execute prior to the Closing any definitive financing documents or other agreements and documents in connection with any financing, (e) pay any commitment or other similar fee or make any other payment (other than for minimal reasonable out-of-pocket costs that are reimbursed by Parent as provided herein), incur any other liability or obligation, or provide or agree to provide any indemnity, in each case, in connection with any financing or any action taken in accordance with the first sentence of this Section 6.16 prior to the Effective Time, (f) provide or prepare (i) any pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (ii) any description of all or any component of the Financing, (iii) projections or other forward looking statements relating to all or any component of the Financing or (iv) any financial statements that are not available to it and prepared in the ordinary course of its financial reporting practice, (g) execute, enter into or otherwise deliver any solvency certificate or similar certification or representation prior to the Closing, (h) take any action that (i) would cause the Company to breach any representation, warranty or covenant in this Agreement, (ii) would reasonably be expected to cause any director, officer, employee or equityholder of the Company or any of its Affiliates to incur personal liability (iii) would reasonably be expected to conflict with the Organizational Documents or the Company or any of its Affiliates or any material Laws or (iv) would reasonably be expected to result in a material violation or breach of, or material default (with or without notice, lapse of time or both), under any material Contract to which the Company or any of its Affiliates is a party or by which such Person is bound, (i) provide access to or disclose information that the Company reasonably believes would cause the loss of attorney-client privilege or other similar legal privilege of the Company or any of its Affiliates or (j) deliver an opinion of counsel. Nothing contained in this Section 6.16 or otherwise shall require the Company or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Financing. Parent shall reimburse, indemnify and hold harmless the Company, its Subsidiaries and its and their respective Representatives from and against any and all liabilities, losses, damages, claims, out-of-pocket costs, out-of-pocket expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any Debt Financing that is the subject of this Section 6.16 (including with the cooperation contemplated by this Section 6.16) and any information utilized, or the use or misuse of any Intellectual Property Rights of the Company or any of its Subsidiaries, in connection therewith. The Company’s cooperation pursuant to this Section 6.16 shall be at the sole expense of Parent, and Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket fees, costs and expenses incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with this Section 6.16. For the avoidance of doubt, the parties acknowledge and agree that (i) obtaining the Financing as contemplated by Section 6.15 or otherwise is not, and will not be construed to be, a condition to the obligation of Parent and Merger Sub to effect the Transactions, subject to fulfillment or waiver of the conditions set forth in Article VII, and (ii) the condition set forth in Section 7.2(b), as it applies to the Company’s covenants and agreements under this Section 6.16, shall be deemed satisfied except with respect to any material breach by the Company of any covenant or obligation under this Section 6.16 (after being given notice thereof and failing to cure within five Business Days of such notice) where such material breach has been the primary cause of the Debt Financing not being obtained. All non-public or otherwise confidential information regarding the Company or its Affiliates obtained by Parent or its Affiliates or their respective Representatives pursuant to this Section 6.16 shall be kept confidential in accordance with the Confidentiality Agreement.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Effective Time of each of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Governmental Approvals. The waiting period (and any extension thereof) required under the HSR Act shall have expired or been terminated. All other Approvals under Antitrust Laws of the jurisdictions set forth on Section 7.1(b)(i) of the Company Disclosure Letter required to be obtained for the consummation of the Transactions shall have been obtained, and all other Filings pursuant to Antitrust Laws or otherwise due to any Governmental Antitrust Entity as set forth on Section 7.1(b)(ii) of the Company Disclosure Letter required to be made for the consummation of the Transactions shall have been made.

(c) No Restraints. There shall not be any applicable Law in effect that makes illegal or otherwise prohibits the Transactions, and there shall not be any Order in effect issued by a Governmental Entity of competent jurisdiction that enjoins or otherwise prohibits the Transactions.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction, or waiver by Parent and Merger Sub, at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in Section 3.1 (Organization); Section 3.2 (Authorization; Validity of Agreement; Company Action); Section 3.3 (Consents and Approvals; No Violations) and Section 3.19 (Brokers or Finders) that (A) are not qualified by materiality or “Company Material Adverse Effect” qualifications shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent such representation or warranty expressly speaks to a specific date or period, in which case such representation or warranty shall be so true and correct as of such specified date or during such period), and (B) are qualified by materiality or “Company Material Adverse Effect” shall be true and correct in all respects (without disregarding such materiality or “Company Material Adverse Effect” qualifications contained therein) as of the date of this Agreement and as of the Closing Date (except to the extent such representation or warranty expressly speaks to a specific date or period, in which case such representation or warranty shall be so true and correct as of such specified date or during such period).

(ii) (A) The representations and warranties of the Company set forth in the first sentence of Section 3.4(a) (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, except to the extent of any de minimis inaccuracies and (B) the representations and warranties of the Company set forth in Section 3.4(a) (other than the first sentence thereof), Section 3.4(c) and Section 3.12(f) (Company Cash Awards) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representation or warranty expressly speaks to a specific date or period, in which case such representation or warranty shall be so true and correct as of such specified date or during such period), except where the failure to be so true and correct would not reasonably be expected to result in the requirement of Parent to pay pursuant to Section 2.1(a) or Section 2.3 in the aggregate, more than $1,000,000 in excess of the amount that would have been required to be paid by Parent pursuant thereto had such representations and warranties been so true and correct in all respects.

(iii) The representations and warranties of the Company set forth in Article III, other than those Sections specifically identified in Section 7.2(a)(i) and Section 7.2(a)(ii), shall be true and correct in all respects (without giving effect to any materiality or “Company Material Adverse Effect” qualifications contained therein) as of the date of this Agreement and as of the Closing Date (except to the extent such representation or warranty expressly speaks to a specific date or period, in which case such representation or warranty shall be so true and correct as of such specified date or during such period), except where the failure of such representations and warranties to be so true and correct would not have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company; No Company Material Adverse Effect. (i) The Company shall have performed or complied in all material respects with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date, and (ii) since the date of this Agreement, there has not occurred a Company Material Adverse Effect.

(c) Officer’s Certificate. The Company shall have furnished Parent with a certificate, dated as of the Closing Date and signed on its behalf by a duly authorized officer of the Company to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct in all material respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the date of this Agreement and as of the Closing Date (except to the extent such representation or warranty expressly speaks to a specific date or period, in which case such representation or warranty shall be so true and correct as of such specified date or during such period).

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate. Each of Parent and Merger Sub shall have furnished the Company with a certificate, dated as of the Closing Date and signed on its behalf by a duly authorized officer of Parent or Merger Sub, as applicable, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Merger if such failure was materially contributed to by, or was the result of, such party’s failure to comply with its obligations under this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.

(a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (unless otherwise provided herein, notwithstanding any Company Shareholder Approval):

(i) by mutual written agreement of Parent and the Company;

(ii) by either Parent or the Company, by giving written notice of such termination to the other party, if:

(A) the Closing shall not have occurred at or prior to 11:59 p.m. (Atlanta, Georgia time) on November 30, 2024 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(a)(ii)(A) shall not be available (1) to any party whose breach of, or failure to perform or comply with, any obligation under this Agreement materially contributed to, or resulted in, the failure of the Closing to occur at or prior to 11:59 p.m. (Atlanta, Georgia time) on the Outside Date, or (2) to Parent during the pendency of any Action by the Company for specific performance of this Agreement (including to cause Parent to force the obligation of the Financing Sources to fund the Financing under the Debt Documents or Equity Documents, as applicable) or for the thirty day period following any final resolution of any such Action;

(B) any Laws have been enacted, enforced, entered, adopted or promulgated having the effect of making illegal or otherwise prohibiting the Transactions, or if any Governmental Entity of competent jurisdiction shall have issued an Order permanently enjoining or otherwise prohibiting the Transactions and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(a)(ii)(B) shall not be available to any party whose breach of, or failure to perform or comply with, any obligation under this Agreement has been the cause of, or resulted in, the issuance of such Order; or

(C) the Company Shareholder Approval is not obtained at the duly held Company Shareholders Meeting (including any adjournments and postponements thereof); provided, that the right to terminate this Agreement under this Section 8.1(a)(ii)(C) shall not be available to the Company if the failure to obtain such Company Shareholder Approval was primarily caused by any action or failure to act of the Company that constitutes a material breach by the Company of its obligations under this Agreement;

(iii) by the Company prior to the receipt of the Company Shareholder Approval, if, concurrently with the termination of this Agreement, the Company enters into a Company Acquisition Agreement with respect to a Company Superior Proposal; provided, that the Company shall have complied with Section 5.2(e) and shall have paid, or shall pay substantially concurrently with such termination, the Company Termination Fee to Parent in accordance with Section 8.2(b);

(iv) by Parent prior to the Company Shareholders Meeting, if the Company Board shall have made a Company Recommendation Change; provided, that Parent’s right to terminate this Agreement pursuant to this Section 8.1(a)(iv) will expire at 11:59 p.m. (Atlanta, Georgia time) on the 10th Business Day following the date on which such right to terminate first arose;

(v) by the Company, if there shall have been a breach of, or a failure to perform or comply with, any of the covenants or a failure to be true of any of the representations or warranties on the part of Parent or Merger Sub, which breach, failure or failure to be true, either individually or in the aggregate, (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.3, and (ii) is not cured within the earlier of (A) the Outside Date, and (B) 30 days following delivery of written notice thereof to Parent; provided, that (1) the Company shall have given Parent written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Outside Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(a)(v) and the basis for such termination, and (2) the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(a)(v) if the Company is then in knowing material breach of its representations and warranties or Willful and Material Breach of any covenant or agreement contained in this Agreement;

(vi) by Parent, if there shall have been a breach of, or a failure to perform or comply with, any of the covenants or a failure to be true of any of the representations or warranties on the part of the Company which breach, failure or failure to be true, either individually or in the aggregate (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.2, and (ii) is not cured within the earlier of (A) the Outside Date, and (B) 30 days following delivery of written notice thereof to the Company; provided, that (1) Parent shall have given the Company written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Outside Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(a)(vi) and the basis for such termination, and (2) Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(a)(vi) if Parent is then in knowing material breach of its representations and warranties or Willful and Material Breach of any covenant or agreement contained in this Agreement; or

(vii) by the Company, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 (other than conditions that are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has irrevocably notified Parent in writing that the Company is ready, willing and able to consummate the Closing and (iii) Parent fails to consummate the Closing within two Business Days after the delivery by the Company to Parent of such notice and the Company stood ready, willing and able to effect the Closing through the end of such two Business Day period, it being understood that such right of termination by the Company will continue during the pendency of any Action by the Company for specific performance of this Agreement (including to cause Parent to force the obligation of the Financing Sources to fund the Financing under the Debt Documents or Equity Documents, as applicable) and for the thirty day period following any final resolution of any such Action.

(b) A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision of this Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 8.1 for any such termination.

Section 8.2 Effect of Termination.

(a) Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice (or such other date as specified in such notice or required by Section 8.1) by the terminating party to the other parties. If this Agreement is validly terminated pursuant to Section 8.1, then this Agreement shall be of no further force or effect, with no liability on the part of any party (or any stockholder, director, officer, employee, Affiliate or Representative of such party) to the other parties hereto; provided, however, that (i) the provisions of Section 6.7, the indemnification and reimbursement obligations of Section 6.15, this Section 8.2, Article IX and Article X, the Limited Guarantee and the Confidentiality Agreement shall survive such termination in accordance with their respective terms and (ii) no such termination shall relieve any party from any liability or damages resulting from such party’s Willful and Material Breach of any covenant or obligation contained in this Agreement prior to its termination, in which case the non-breaching party shall be entitled to all rights and remedies available at Law or in equity.

(b) Company Termination Fee.

(i) If this Agreement is validly terminated (A) by Parent pursuant to Section 8.1(a)(iv) (Company Recommendation Change), (B) by the Company pursuant to Section 8.1(a)(iii) (Company Superior Proposal), (C) by Parent pursuant to Section 8.1(a)(vi) (Company’s Material Breach and Failure to Cure) solely by reason of a breach of Section 5.2 (Non-Solicitation; Acquisition Proposals), Section 6.1 (Preparation of Company Proxy Statement) or Section 6.2 (Company Shareholders Meeting) or (D) by either Parent or the Company pursuant to Section 8.1(a)(ii)(A) (Outside Date) or Section 8.1(a)(ii)(C) (No Company Shareholder Approval), and (1) prior to such termination any Person publicly announces a Company Takeover Proposal which shall not have been withdrawn, and (2) at any time on or prior to the first anniversary of such termination the Company or any of its Subsidiaries enters into a definitive agreement and consummates a transaction (whether before or after the end of such period), with respect to such Company Takeover Proposal (provided, that solely for purposes of this Section 8.2(b)(i)(D), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal except that all references to 20% shall be deemed to be references to 50%), then the Company shall pay to Parent the Company Termination Fee by wire transfer (to an account designated in writing by Parent) of immediately available funds (1) in the case of termination by Parent pursuant to Section 8.1(a)(iv) (Company Recommendation Change), Section 8.1(a)(vi) (Company’s Material Breach and Failure to Cure) solely by reason of a breach by the Company of a covenant set forth in Section 5.2 (Non-Solicitation; Acquisition Proposals), Section 6.1 (Preparation of Company Proxy Statement) or Section 6.2 (Company Shareholders Meeting) within two Business Days after such termination, (2) in the case of termination by the Company pursuant to Section 8.1(a)(iii) (Company Superior Proposal), prior to or substantially concurrently with such termination, or (3) in the case of termination by either Parent or the Company pursuant to Section 8.1(a)(ii)(A) (Outside Date) or Section 8.1(a)(ii)(C) (No Company Shareholder Approval), on the date of consummation of the transactions contemplated by the Company Takeover Proposal described in Section 8.2(b)(i)(D). “Company Termination Fee” shall mean a cash amount equal to $12,500,000. Notwithstanding anything to the contrary in this Agreement, payment of the Company Termination Fee shall constitute liquidated damages, and from and after such termination as described in this Section 8.2(b)(i), the Company shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 8.2(b)(i) and Section 8.2(b)(ii).

(ii) The Company acknowledges that the agreements contained in Section 8.2(b) are integral parts of the Transactions, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay the Company Termination Fee in a timely manner, and, in order to obtain such payment, Parent or Merger Sub commences an Action that results in a judgment against the Company, the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made, together with reasonable legal fees and expenses incurred by Parent or Merger Sub in connection with such Action. The parties agree that, except with respect to any Willful and Material Breach by the Company of any covenant or obligation contained in this Agreement prior to its termination, in the event the Company Termination Fee is payable (A) the payment of the Company Termination Fee shall be the sole and exclusive remedy available to Parent, Merger Sub and their respective Affiliates with respect to this Agreement and the Transactions, and (B) upon payment of the Company Termination Fee, the Company and its directors, officers, employees, equity holders, stockholders and Representatives shall have no further liability to Parent, Merger Sub and their respective Affiliates under this Agreement. In no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion.

(c) Parent No-Close Termination Fee; Parent Regulatory Termination Fee.

(i) If this Agreement is validly terminated by the Company pursuant to Section 8.1(a)(vii) (Failure to Close), Parent shall pay to the Company the Parent No-Close Termination Fee by wire transfer (to an account designated in writing by the Company) of immediately available funds, within two Business Days after such termination. “Parent No-Close Termination Fee” shall mean a cash amount equal to $22,000,000.

(ii) If this Agreement is validly terminated by either Parent or the Company pursuant to (A) Section 8.1(a)(ii)(A) (Outside Date) or (B) Section 8.1(a)(ii)(B) (Nonappealable Order) (to the extent that such restraint arises under any Antitrust Law) and, in the case of (A), all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied other than (1) conditions that are to be satisfied by actions taken at the Closing, and (2)(a) the conditions set forth in Section 7.1(b) (Governmental Approvals) or (b) the conditions set forth in Section 7.1(c) (No Restraints) (to the extent that such restraint arises under any Antitrust Law), Parent shall pay to the Company the Parent Regulatory Termination Fee by wire transfer (to an account designated in writing by the Company) of immediately available funds within two Business Days after such termination. “Parent Regulatory Termination Fee” shall mean a cash amount equal to $12,500,000.

(iii) Notwithstanding anything to the contrary in this Agreement, payment of the Parent No-Close Termination Fee and payment of the Parent Regulatory Termination Fee, as applicable, shall constitute liquidated damages, and from and after such termination as described in this Section 8.2(c), Parent shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 8.2(c). Parent acknowledges that the agreements contained in Section 8.2(c) are integral parts of the Transactions, and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if Parent fails to pay the Parent No-Close Termination Fee or the Parent Regulatory Termination Fee, as applicable, in a timely manner, and, in order to obtain such payment, the Company commences an Action that results in a judgment against the Parent or Merger Sub, Parent shall pay to the Company interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made, together with reasonable legal fees and expenses incurred by the Company in connection with such Action. The parties agree that, except with respect to any Willful and Material Breach by Parent or Merger Sub of any covenant or obligation contained in this Agreement prior to its termination, in the event the Parent No-Close Termination Fee or the Parent Regulatory Termination Fee, as applicable, is payable (A) the payment of the Parent No-Close Termination Fee or the Parent Regulatory Termination Fee, as applicable, shall be the sole and exclusive remedy available to the Company with respect to this Agreement and the Transactions and (B) upon payment of the Parent No-Close Termination Fee or the Parent Regulatory Termination Fee, as applicable, Parent and Merger Sub and their respective directors, officers, employees, equity holders, stockholders and Representatives shall have no further liability to the Company under this Agreement. In no event shall Parent be obligated to pay the Parent No-Close Termination Fee or the Parent Regulatory Termination Fee on more than one occasion.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Waivers. Subject to applicable Law, the other provisions of this Agreement and the rules and regulations of NYSE, and in accordance with the immediately following sentence, this Agreement may be amended by the parties by action taken or authorized by or on behalf of their respective boards of directors, at any time prior to the Closing Date, whether before or after adoption of this Agreement by the Company Shareholders or Parent in its capacity as the sole stockholder of Merger Sub; provided, however, that, after the Company has obtained the Company Shareholder Approval, no amendment may be made that, by applicable Law or in accordance with the rules and regulations of NYSE, requires the further approval of the Company Shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto and otherwise in accordance with this Section 9.1. At any time prior to the Effective Time, Parent or the Company may, to the extent legally permissible and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, (b) waive any inaccuracies in the representations and warranties by the other party or parties contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by the other party or parties with any of the agreements or conditions contained herein. Any agreement by a party to such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Notwithstanding anything to the contrary herein, the provisions relating to the Debt Financing Sources that are set forth in the last sentence of this Section 9.1 (Amendment and Waivers), Section 9.6 (Entire Agreement; No Third-Party Beneficiaries), Section 9.8(c) (Governing Law; Consent to Exclusive Jurisdiction) and Section 9.11 (Certain Recourse) (and any provision or definition of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions as they relate to the Debt Financing Sources) may not be modified, waived or terminated in a manner that is adverse to any Debt Financing Source without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of such Debt Financing Source.

Section 9.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive after the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 9.3 Expenses. Except as otherwise specifically provided herein, all fees, costs and expenses (including all legal, accounting, broker, finder and investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the party incurring such fees, costs and expenses.

Section 9.4 Notices. Any and all notices or other communications or deliveries provided hereunder shall be in writing and shall be deemed to have been delivered and received on the earliest of (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (c) immediately upon delivery by hand or by email transmission (provided that the sender of such email does not receive written notification of delivery failure), in each case to the intended recipient as set forth below. The address for such notices and communications shall be as follows:

(i)	if to Parent or Merger Sub, to:

c/o IQVentures Holdings, LLC

516 Emerald Pkwy

Dublin, Ohio 43017

Email:	cmiller@iqventures.com; kyle@iqventures.com;
mdurbin@iqventures.com
Attention:	Cory Miller; Kyle Hanson; Michael Durbin

with a copy to:

King & Spalding LLP

1180 Peachtree Street, NE, Suite 1600

Atlanta, Georgia 30309

Telephone No.: (404) 572-4875

Email:	calsmith@kslaw.com
Attention:	Cal Smith

(ii)	if to the Company, to:

The Aaron’s Company, Inc.

400 Galleria Parkway, SE, Suite 300

Atlanta, Georgia 30339

Email:	rachel.george@aarons.com
Attention:	Rachel G. George, Executive Vice President, General Counsel,
Corporate Secretary, Chief Compliance Officer and Chief Corporate Affairs Officer

with a copy to:

Jones Day

1221 Peachtree Street

Atlanta, Georgia 30361

Telephone No.: (404) 581-8617

Email:	darcywhite@jonesday.com
Attention:	Darcy R. White

Section 9.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the documents and instruments referred to in this Agreement, including the Company Disclosure Letter, the Surviving Corporation Articles of Incorporation, the Surviving Corporation Bylaws, the Limited Guarantee and the Confidentiality Agreement, the contents of and matters contemplated by each of which shall constitute facts ascertainable outside of the Agreement as provided by Section 14-2-1101(d) of the GBCC, (a) constitutes the entire agreement and supersedes all prior written or oral statements, representations, warranties, promises, assurances, agreements and understandings among the parties relating to or in connection with the subject matter of this Agreement, and (b) is not intended to confer on any Person other than the parties and their respective successors and permitted assigns, any rights or remedies hereunder, except (i) as provided in Section 6.7 (which is intended for the benefit of the Indemnified Parties, each of whom will be a third-party beneficiary of Section 6.7), and (ii) the Debt Financing Sources and their respective successors, legal representatives and permitted assigns (each of which will be a third-party beneficiary with respect to their respective rights under Section 9.1, this Section 9.6, Section 9.8, Section 9.11 and Section 9.12).

Section 9.7 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible and the parties agree that the court or other Governmental Entity making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 9.8 Governing Law; Consent to Exclusive Jurisdiction.

(a) Subject to the second sentence of this Section 9.8(a), this Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, the negotiation of this Agreement, the performance of this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Georgia, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. Notwithstanding the foregoing, the matters contained in Article I and Article II shall be governed by the GBCC, including matters relating to the filing of the Certificate of Merger, the effects of the Merger, dissenters’ rights and all determinations as to Dissenting Shares, and all matters relating to the fiduciary duties of the Company Board shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(b) Any Action based upon, arising out of or related to this Agreement or the Transactions shall only be brought in the Georgia State-wide Business Court, or in the event (but only in the event) such court does not have subject matter jurisdiction over such Action, then such Action shall only be brought in any other state or Federal court within the State of Georgia (the “Chosen Courts”), and each of the parties irrevocably submits itself in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the Chosen Courts in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in the Chosen Courts, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 9.8(b). For greater certainty, the preceding sentences will not limit the rights of the parties to obtain execution of a judgment in any other jurisdiction. Each party consents to process being served in any such Action by the mailing of a copy thereof to the address (set forth in Section 9.4) below its name and agrees that such service upon receipt will constitute good and sufficient service of process or notice thereof. Nothing in this Section 9.8(b) will affect or eliminate any right to serve process in any other manner permitted by applicable Law or Order. To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the exclusive personal jurisdiction of the courts referenced in this Section 9.8(b).

(c) Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and irrevocably (i) agree that any Action against or involving a Debt Financing Source based upon, arising out of or related to the Transactions, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any New York state or federal court sitting in the State of New York in the Borough of Manhattan and any appellate court thereof, and each party submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) agree not to bring any such Action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable Debt Commitment Letter will be effective service of process against them for any such Action brought in any such court, (iv) waive any objection they may now or hereafter have to personal jurisdiction, venue or convenience of forum of any such Action in such courts, and agree that all claims in respect of the Action shall be heard and determined only in such courts, and (v) agree any such Action will be governed and construed in accordance with the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction, except as otherwise provided in any agreement relating to the Debt Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letter or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provision shall be governed by and construed in accordance with the law of the State of Georgia).

Section 9.9 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated (whether by operation of law or otherwise) (a) by Parent without the prior written consent of the Company (provided that Parent may collaterally assign its rights under this Agreement to any Debt Financing Source without the prior written consent of the Company), or (b) by the Company without the prior written consent of Parent. Any attempted assignment in violation of the immediately preceding sentence will be void.

Section 9.10 Specific Performance.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 8.1, this being in addition to any other remedy to which they are entitled under this Agreement, at Law or in equity, (ii) subject to Section 8.2(c) in all respects, the provisions set forth in Section 8.2 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, and (B) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific performance, and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at Law or in equity. The parties acknowledge and agree that any party entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.10 shall not be required to provide any bond or other security in connection with any such injunction and any party against whom such injunction is entered agrees not to request or demand any bond or security in connection therewith.

(b) Without limiting the provisions of Section 6.15, it is hereby acknowledged and agreed that (A) subject to the next sentence of this Section 9.10(b), the Company shall be entitled to seek specific performance to cause Parent to enforce, including against anticipatory breach, the obligations of the Financing Sources to fund the Financing under the Debt Documents or the Equity Documents, as applicable, and (B) in the event that any of Financing Source initiates litigation against Parent with respect to the Debt Financing or Equity Financing, as applicable, or advises Parent that it does not intend to proceed with the Debt Financing or Equity Financing, as applicable, in violation of the terms of the Debt Commitment Letter or the other Debt Documents or the Equity Commitment Letter or other Equity Documents, as applicable, the Company shall be entitled to specific performance to require Parent to take enforcement action, including seeking specific performance, to cause Financing Source to provide such Debt Financing or Equity Financing, as applicable. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies to enforce the obligations of Parent and Merger Sub to effect the Closing shall be subject to the requirements that (i) the conditions set forth in Section 7.1 and Section 7.2 have been satisfied by the applicable party or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied), (ii) the Company has irrevocably notified Parent in writing that (A) the Company is ready, willing and able to consummate the Merger, and (B) if such injunction, specific performance or other equitable remedies to require Parent and Merger Sub to consummate the Merger and cause the Equity Financing to be funded at the Closing (and to require the Debt Financing Sources to provide the Debt Financing) are granted and complied with, then the Company shall take such actions that are required by this Agreement to cause the Closing to occur in accordance with Section 1.3, and (iii) the Debt Financing has been funded or will be funded if the Equity Financing is funded (in each case, following any efforts by Parent to specifically enforce the obligations of the Financing Sources consistent with this Section 9.10(b)).

(c) For the avoidance of doubt, the Company may pursue both a grant of specific performance to the extent permitted by this Section 9.10 and the payment of damages as contemplated by Section 8.2(a).

Section 9.11 Certain Recourse. Notwithstanding anything to the contrary contained herein, the Company agrees that it will not have any rights or claims against any Debt Financing Source (in its capacity as such) in connection with this Agreement, the Debt Financing or the Transactions, whether at Law or in equity, in Contract, tort or otherwise; provided, that nothing in this Section 9.11 shall in any way limit the obligations of Parent under this Agreement or any Debt Financing Source’s obligations to Parent or its Affiliates under the Debt Commitment Letter or the other Debt Documents; provided, further, that following the Closing, the foregoing will not limit the rights of the parties to the Debt Financing under the Debt Documents.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BETWEEN THE PARTIES HERETO (OR THE FINANCING SOURCES OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION OF THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, THE TRANSACTIONS OR THE FINANCING.

Section 9.13 Transfer Taxes. Except as expressly provided in Article II, all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes, and fees incurred in connection with this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be paid by Parent and Merger Sub when due. The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any Transfer Taxes.

ARTICLE X

DEFINITIONS; INTERPRETATION

Section 10.1 Cross References. Each of the following terms is defined in the section set forth opposite such term.

Defined Term	Section

Acceptable Confidentiality Agreement	5.2(c)
Agreement	Preamble
Alternative Financing	6.15(c)
Articles of Incorporation	1.5
Bonus Amounts	6.10(c)
Book-Entry Shares	2.1(a)
Bylaws	1.5
Certificate of Merger	1.3
Certificates	2.1(a)
Chosen Courts	9.8(b)
Closing	1.2
Closing Date	1.2
Commitment Letters	4.6(b)
Company	Preamble
Company Acquisition Agreement	5.2(a)
Company Board	3.2(a)
Company Common Stock	3.4(a)
Company Disclosure Letter	Article III
Company Employee	6.10(a)
Company ESPP	2.3(h)
Company Financial Statements	3.5(b)
Company IP	3.15(b)
Company Permits	3.8
Company Plan	3.12(a)
Company Plans	3.12(a)
Company Preferred Stock	3.4(a)
Company Proxy Statement	3.10
Company Recommendation	3.2(b)

Company Recommendation Change	5.2(e)
Company SEC Documents	3.5(a)
Company Shareholder Approval	3.2(a)
Company Shareholders Meeting	6.2(a)
Company Termination Fee	8.2(b)(i)
D&O Insurance	6.7(d)
Data Room	10.3(m)
Debt Commitment Letter	4.6(a)
Debt Documents	6.15(d)
Debt Financing	4.6(a)
Dissenting Shareholder	2.4
Dissenting Shares	2.4
Effective Time	1.3
Equity Commitment Letter	4.6(b)
Equity Documents	6.15(d)
Equity Financing	4.6(b)
ERISA	3.12(a)
Filing Party	6.3(d)
Financial Advisor	3.18
Financing	4.6(b)
Financing Documents	6.15(d)
Franchised Location	3.25(b)
GAAP	3.5(b)
GBCC	1.1
General Enforceability Exceptions	3.2(a)
Guarantor	4.13
HSR Act	3.3(b)
Information Technology Systems	10.2
Lease	3.14(b)
Limited Guarantee	4.13
Material Contract	3.9(a)
Maximum Amount	6.7(d)
Merger	1.1
Merger Consideration	2.1(a)
Merger Sub	Preamble
Modified Company RCA	2.3(d)
Modified Unvested Company RSA	2.3(c)(ii)
New Plans	6.10(b)
Non-U.S. Plan	3.12(b)(vii)
NYSE	3.3(b)
Outside Date	8.1(a)(ii)(A)
Parent	Preamble
Parent No-Close Termination Fee	8.2(c)(i)
Parent Regulatory Termination Fee	8.2(c)(ii)
Paying Agent	2.2(a)
Payment Fund	2.2(a)
Prohibited Modification	6.15(d)

Rental Contract Form	3.23(a)
Required Amounts	4.6(c)
Rights	3.4(a)
Shares	Recitals
Surviving Corporation	1.1
Surviving Corporation Articles of Incorporation	1.5
Surviving Corporation Bylaws	1.5
Transfer Taxes	9.13

Section 10.2 Certain Terms Defined. The following terms shall have the meanings set forth below for purposes of this Agreement:

“Action” means any claim, charge, investigation, action, cause of action, arbitration, litigation, suit or other similarly formal legal proceeding by or before any Governmental Entity.

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means any Laws or Orders of any jurisdiction that are designed or intended to prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade.

“Approvals” means any consent, approval or authorization of, permit or license issued or granted by, Order, waiver or exemption by, negative clearance from, or the expiration or early termination of any waiting period imposed by, any Person (including any third party or Governmental Entity (including any Governmental Antitrust Entity)).

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Atlanta, Georgia are authorized or obligated by Law or Order to close.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any labor agreement or other Contract with a union, works council, labor organization, or other employee representatives.

“Company Cash Awards” means the Company RCAs and the Company Performance Units.

“Company Equity Awards” means the awards of Company Options, Company RSUs, Company RSAs and the Company PSAs.

“Company Material Adverse Effect” means any fact, condition, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, but will not include facts, conditions, circumstances, occurrences, effects, changes, events or developments that are or are resulting from, arising out of or relating to (a) any changes in general United States or global economic or business conditions (including any disruption thereof or in any supply chains), (b) any changes in conditions generally affecting any of the industries in which the Company and its Subsidiaries operate, (c) any change in the market price or trading volume of the Company Common Stock (it being understood that the facts or occurrences giving rise to or contributing to such change in the market price or trading volume may, if not otherwise excluded hereunder, be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect), (d) any regulatory, legislative or political conditions (or change to existing conditions, Law or interpretations of Law) or securities, credit, financial or other capital markets conditions (or change to existing conditions), in each case, in the United States or any foreign jurisdiction, (e) any failure by the Company and its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may, if not otherwise excluded hereunder, be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect), (f) the execution and delivery of this Agreement or the public announcement or pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers or partners, and any Transaction Litigation, (g) the performance by the Company of its obligations that are expressly required under this Agreement or any action taken or not taken at the express written request of, or with the express written consent of, Parent, (h) any change or development in GAAP (or other accounting requirements or principles) or in any applicable Law or the interpretation or enforcement thereof, including any tax, trade or tariff policy (or authoritative interpretations thereof), in each case after the date of this Agreement, (i) geopolitical or social conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), civil disobedience, sabotage or terrorism, cyberterrorism or cyberattack or any escalation or worsening of any such hostilities, or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving any jurisdiction in which the Company operates, or any changes thereto, (j) (i) any hurricane, tornado, flood, earthquake or other natural disaster, or (ii) any epidemic, pandemic, outbreak of illness or other public health event, or (iii) in each case of (i) or (ii), any worsening thereof, (k) any adverse change to any of the Company’s credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change to any of the Company’s credit ratings may, if not otherwise excluded hereunder, be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect), or (l) any fact, condition, circumstance, event, change, effect, occurrence or development that is disclosed in the Company Disclosure Letter or Company SEC Documents (other than any forward-looking risk factors and other forward-

looking disclosures, in each case, to the extent such disclosures are not based on statements of present fact); provided, in the cases of the foregoing clauses (a), (b), (d), (h), (i) and (j), to the extent such facts, conditions, circumstances, occurrences, effects, changes, events or developments have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate; provided, further that the exception in clause (f) shall not be taken into account in determining whether any facts, conditions, circumstances, events, or developments occurring as contemplated by Section 3.3 would be deemed to be a Company Material Adverse Effect (or Section 7.2(a) as it relates to Section 3.3).

“Company Option” means each option to purchase Shares granted under the Company Stock Plans that is outstanding and unexercised as of immediately prior to the Effective Time.

“Company PCU” means each individual performance unit denominated in cash and granted under the Company Stock Plans pursuant to a 2024 grant agreement that is subject to performance-based vesting conditions.

“Company PSA” means each performance-based right to earn a Share-denominated amount granted under the Company Stock Plans subject to performance-based vesting conditions that is outstanding as of immediately prior to the Effective Time.

“Company RCA” means each award of restricted cash granted under the Company Stock Plans pursuant to a 2024 cash grant agreement that is outstanding as of immediately prior to the Effective Time.

“Company RSA” means each restricted Share granted under the Company Stock Plans that is outstanding as of immediately prior to the Effective Time.

“Company RSU” means each restricted stock unit granted under the Company Stock Plans that is outstanding as of immediately prior to the Effective Time.

“Company Shareholders” means all holders of Shares of the Company in their capacity as such.

“Company Stock Plans” means the The Aaron’s Company, Inc. 2015 Equity and Incentive Plan, the The Aaron’s Company, Inc. 2020 Equity and Incentive Plan and the The Aaron’s Company, Inc. Amended and Restated 2020 Equity and Inventive Plan, in each case, as amended from time to time.

“Company Superior Proposal” means a bona fide, unsolicited written Company Takeover Proposal (except that references therein to 20% shall be replaced by 50%) that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel (taking into account any changes to this Agreement proposed by Parent in response to a Company Takeover Proposal), (a) is reasonably capable of being completed in accordance with its terms, taking into account all financial, legal, regulatory and other aspects of such proposal deemed relevant in good faith by the Company Board, including all conditions contained therein and the availability of financing (to the extent applicable), and (b) is more favorable in the aggregate to the Company Shareholders (in their capacity as such) than the terms and conditions of the Merger.

“Company Systems” means software, computer firmware, computer hardware, electronic data processing, telecommunications networks, network equipment, interfaces, platforms, peripherals, and computer systems (collectively, “Information Technology Systems”), and information contained therein or transmitted thereby, in each case, owned or licensed by the Company or any of its Subsidiaries.

“Company Takeover Proposal” means (a) any proposal or offer for or with respect to a merger, consolidation, business combination, recapitalization, exchange or tender offer, share exchange, joint venture, reorganization, dissolution or other similar transaction or series of related transactions involving the Company or any of its Subsidiaries that if consummated would result in any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) becoming the beneficial owner or owners of 20% or more of the voting power of the Company, (b) any proposal or offer to acquire in any manner 20% or more of the outstanding Company Common Stock, (c) any proposal or offer to acquire in any manner (including the acquisition of stock in any Subsidiary of the Company), directly or indirectly, assets or businesses of the Company or its Subsidiaries representing 20% or more of the consolidated assets (as determined on a fair market value basis as of the date of such purchase or acquisition), revenues or gross profit of the Company, (d) any proposal or offer relating to any other joint venture, recapitalization, reorganization or other similar transaction involving the Company that would have the same effect as described in the foregoing clauses (a) through (c) or (e) any combination of the foregoing, in each case, other than the Transactions.

“Confidentiality Agreement” means that certain letter agreement, dated November 28, 2023, between the Company and BasePoint Capital, LLC, together with that certain joinder thereto, dated June 5, 2024, executed by Parent.

“Contract” means any express, legally binding agreement, lease, sublease, license, contract, note, bond, mortgage, indenture, deed of trust, franchise, concession, arrangement, commitment, obligation or other legally binding arrangement, in each case, other than purchase orders, invoices, statements of work or work orders.

“Data Protection Laws and Requirements” means, collectively, all of the following to the extent relating to the Personal Information or other sensitive information or otherwise relating to privacy, security or security breach notification requirements: (a) all Laws (including any applicable Laws of jurisdictions where Personal Information is collected) governing the privacy or security of Personal Information, and any other Laws applicable to the collection, storage, processing or distribution of Personal Information; (b) the external-facing rules, policies, and procedures (whether physical or technical in nature, or otherwise) of the Company and its Subsidiaries; and (c) the Payment Card Industry Data Security Standard.

“Debt Financing Sources” means (in their capacities as such) the entities that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Debt Commitment Letter or in connection with all or any part of the Debt Financing described therein, or replacement debt financings, in connection with the Transactions, including the parties to any commitment letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, including any arrangers, administrative agents or collateral agents part of the Debt Financing, and the Representatives and controlled Affiliates of each of the foregoing involved in the Debt Financing; provided, that none of Parent, Merger Sub or any of their controlled Affiliates shall be a Debt Financing Source.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind.

“Environmental Laws” means all Laws relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Equity Financing Sources” means the entities that have committed to provide the Equity Financing pursuant to the Equity Commitment Letter.

“Exchange Act” means the Securities Exchange Act of 1934.

“Filings” means any registrations, applications, declarations, reports, submissions or other filings with, or any notices to, any Person (including any third party or Governmental Entity (including any Governmental Antitrust Entity)).

“Financing Sources” means the Debt Financing Sources and the Equity Financing Sources.

“Franchise” means any grant by the Company or any of its Subsidiaries to any Person of the right to engage in or carry on a business, or to sell or offer to sell any product or service in the Franchise System, under or in association with any trademark, which constitutes a “franchise,” as that term is defined under (a) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates; or (b) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any.

“Franchise Agreement” means any written agreement between the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has granted any other Person the right to develop or operate any lease-purchase or rent-to-own Franchised Business.

“Franchised Business” means any business developed and operated pursuant to a franchise (as such term is defined under the Franchise Laws) grant from the Company or any of its Subsidiaries using the Franchise System.

“Franchise Disclosure Document” means all of the uniform franchise offering circulars, franchise disclosure documents and other disclosure documents used in the offer and sale of franchises by the Company or any of its Subsidiaries in its efforts to comply with any Franchise Laws.

“Franchise Law” means the FTC Rule and any other domestic or foreign law or law regulating the offer or sale of Franchises, business opportunities, seller-assisted marketing plans or similar relationships, or governing the relationships between franchisors and franchisees, manufacturers and dealers, or grantors and distributors, including those laws that address unfair practices related to, or the default, termination, non-renewal, transfer of, franchises, dealerships and distributorships.

“Franchise System” means the Aaron’s® franchise system operated by the Company and its Subsidiaries.

“Franchisee” means a Person who is a party to a Franchise Agreement with the Company or any of its Subsidiaries and part of the Franchise System.

“FTC Rule” means the U.S. Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq.

“Governmental Antitrust Entity” means any of the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the Transactions pursuant to applicable Antitrust Laws.

“Governmental Entity” means (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of clauses (a) through (d), whether supranational, national, federal, state, county, municipal, provincial, and whether local or foreign.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money, and (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument.

“Indemnified Party” means each current and former director or officer of the Company or any of its Subsidiaries and each such person who serves or served at the request of the Company as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, together with such person’s heirs, executors or administrators.

“Intellectual Property Rights” means United States or foreign intellectual property, including (a) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, provisionals, extensions and reexaminations thereof, (b) trademarks, service marks, logos, trade names, corporate names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, (d) inventions and discoveries (whether patentable or not), industrial designs, trade secrets recognized under applicable Law, confidential information and know-how, (e) rights in computer software, databases and data, (f) uniform resource locators, web site addresses and Internet domain names, and registrations therefor, and (g) all other proprietary rights whether now known or hereafter recognized in any jurisdiction.

“Intervening Event” means a material fact or event that has occurred or arisen after the date of this Agreement, that was not known to the Company Board (or, if known, the consequences of which were not reasonably foreseeable to the Company Board as of the date of this Agreement) and materially affects the business, assets or operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event will any of the following constitute or be taken into account in determining whether an “Intervening Event” has occurred: (a) the receipt, terms or existence of any Company Takeover Proposal or any matter relating thereto, (b) the mere fact, in and of itself, that there has occurred any change in the market price or trading volume of the capital stock of the Company, or (c) the mere fact, in and of itself, that the Company or any of its Subsidiaries has met, exceeded or failed to meet internal or publicly announced financial projections, forecasts or predictions; provided, that, with respect to the foregoing clauses (b) and (c), any underlying fact or event giving rise to such change, meeting, exceedance or failure may be considered and taken into account in determining whether an “Intervening Event” has occurred if not falling into the foregoing clause (a) of this definition.

“IP Registrations” means all patents, patent applications, trademarks or service mark registrations or applications for such registrations, internet domain name registrations and copyright registrations and applications.

“IRS” means the Internal Revenue Service.

“Knowledge” means (a) with respect to Parent, (after reasonable inquiry of their direct reports) the actual knowledge of Kyle Hanson and Michael Durbin, and (b) with respect to the Company, (after reasonable inquiry of their direct reports) the actual knowledge of Douglas A. Lindsay and C. Kelly Wall.

“Law” means any law (whether local or common), statute, code, ordinance, regulation, treaty (including any Tax treaty) or rule of any Governmental Entity.

“Leased Real Property” means all real property leased, subleased, licensed or otherwise used or occupied (but not owned) by the Company or any Subsidiary of the Company.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste, in each case, as defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

“Open Source Software” means any software that is licensed pursuant to (a) any license that is, or is substantially similar to, a license approved as of the date hereof by the Open Source Initiative and listed at http://www.opensource.org/licenses; or (b) any license under which software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms.

“Order” means any order, writ, judgment, ruling, injunction, assessment, stipulation, determination, award or decree of any Governmental Entity.

“Organizational Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation and operating agreement (or analogous documents); or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Owned Real Property” means all interests in real property owned by the Company or any Subsidiary of the Company, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.

“Permitted Encumbrances” means (a) Encumbrances that relate to Taxes, assessments and governmental charges or levies imposed upon the Company that are not yet due and payable or that are being contested in good faith by appropriate proceedings or for which reserves have been established on the most recent financial statements included in the Company SEC Documents, (b) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business, (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (d) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company arising or incurred in the ordinary course of business, (e) Encumbrances that relate to zoning, entitlement and other land use and environmental Laws, (f) other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property, (g) any Laws affecting any Site, (h) any utility company rights, easements or franchises for electricity, water, steam, gas, sanitary sewer, surface water, drainage, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites, or other general easements granted to Governmental Entities in the ordinary course of developing or operating any Site, (i) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway, (j) as to any Leased Real Property, any Encumbrance affecting the interest of the lessor thereof, (k) Encumbrances related to any Indebtedness that will be released and terminated in connection with Closing; and (l) any matters disclosed in reports delivered or made available to Parent by the Company prior to the date of this Agreement; provided, however, that in the case of clauses (e) through (i), none of the foregoing, individually or in the aggregate, materially adversely affects the continued use of the property to which its relates in the conduct of the business currently conducted thereon.

“Person” means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

“Personal Information” means any information that constitutes “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information,” or any analogous term, under applicable Law.

“Protection Period” means the period following a change in control of the Company during which a Company Cash Award or Company Equity Award is subject to vesting on a termination without “cause” and/or for “good reason,” as applicable.

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, financing sources, investment bankers, attorneys, accountants and other representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Site” means each location where the Company or any Subsidiary of the Company conducts business, including each Owned Real Property and Leased Real Property.

“SOX” means the Sarbanes-Oxley Act of 2002.

“Subsidiary” means, with respect to any party, any foreign or domestic corporation or other entity, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership), or (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of such party’s Subsidiaries, or by such party and one or more of its Subsidiaries.

“Takeover Laws” means any state takeover Law or other state Law that purports to limit or restrict business combinations or the ability to acquire or vote Company Common Stock, including any “business combination,” “control share acquisition,” “fair price,” “moratorium,” “takeover,” “interested shareholder” or other similar anti-takeover Law.

“Tax” means any (a) federal, state, provincial, local, non-U.S. or other tax, including any income, gross receipts, net proceeds, alternative or add on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, goods and services, consumption, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, disability, estimated, gains, wealth, welfare, withholding, unemployment or social security or other tax of whatever kind that is imposed by any Governmental Entity, and (b) interest, fines, penalties or additions to tax incurred in connection with any items described in the preceding clause (a).

“Tax Returns” mean all federal, state, provincial, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns required to be filed with a taxing authority with respect to Taxes (including any amendments thereto).

“Transaction Litigation” means any claim or Action (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving either the Company, the Company Board, any committee thereof or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Merger or any of the Transactions (including any such claim or Action based on violation of Law or allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Company Board).

“Transactions” means the Merger and the other transactions contemplated by this Agreement, other than the Financing.

“Unvested Company RSA” means each Company RSA that is not a Vested Company RSA.

“Vested Company RSA” means each Company RSA that is vested as of immediately prior to the Effective Time.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any comparable Law.

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, in each case, with the actual knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement.

Section 10.3 Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein or the context otherwise requires, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) References herein to Articles, Sections, Annexes, Exhibits or Schedules shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) The words such as “herein” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear.

(c) The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(d) The word “or” is not exclusive.

(e) The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

(f) Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(g) References to “$” and “dollars” are to the currency of the United States of America. All Dollar amounts contemplated by this Agreement, to the extent applicable, shall be rounded down to the nearest penny.

(h) The word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”

(i) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(j) (i) References to any statute or any provision of any statute shall be deemed to refer to such statute as amended from time to time and to any rules and regulations promulgated thereunder and to any successor statutes, rules or regulations, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any statute or any provision of any statute will be deemed to refer to such statute or provision (and any rules and regulations promulgated thereunder) as of such date, and (ii) references to any Person include the successors and permitted assigns of that Person.

(k) With respect to the determination of any period of time, the words “from” or “through” mean “from and including” or “through and including” respectively, and the words “to” and “until” each means “to but excluding”.

(l) All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

(m) Any document that is described as being “delivered,” “furnished,” “made available” or similarly shall mean that the Company has (i) posted such materials to the virtual data room entitled “Project Polo” maintained by Datasite the “Data Room”, in a manner that enables viewing of such materials by Parent or its Representatives at least 24 hours prior to the date of this Agreement, or (ii) set forth a true and complete copy of such materials in the Company Disclosure Letter.

(n) The Company, Parent and Merger Sub are referred to herein individually as a “party” and collectively as “parties.”

(o) The phrase “ordinary course of business” and similar phrases will mean, with respect to any Person, the ordinary course of such Person’s business consistent with past custom and practice, but giving effect to any adjustments or modifications thereto (regardless of whether consistent with past custom and practice) taken to comply with applicable Law or in response to or as a result of any extraordinary event occurring after the date of this Agreement that was not reasonably foreseeable as of the date of this Agreement and that is outside the control of the Company and its Subsidiaries or Parent and its Affiliates, as applicable.

(p) The Company Disclosure Letter is hereby incorporated and made a part hereof and is an integral part of this Agreement. As used in any section of the Company Disclosure Letter, unless the context would otherwise require, the term “material” and the concept of the “material” nature of an effect upon the Company shall be measured relative to the Company and its Subsidiaries, taken as a whole, as their business is currently being conducted. The Company may, at its option, include in the Company Disclosure Letter items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation or warranty that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of the Company Disclosure Letter shall be deemed to be referred to and incorporated in any other section to which it is specifically referenced or cross-referenced, and also in all other sections of the Company Disclosure Letter to which such matter’s application or relevance is reasonably apparent on its face. Reference to any Contract or Company Plans set forth in the Company Disclosure Letter includes all amendments, purchase orders and schedules thereto from time to time through the date of this Agreement. Nothing contained in any section of the Company Disclosure Letter should be construed as an admission of liability or responsibility of any party to any third party in connection with any pending or threatened Action or otherwise. Except as otherwise expressly set forth in any section of the Company Disclosure Letter, in no event shall the listing or disclosure of any information or document in any section of the Company Disclosure Letter or in the documents referred to or incorporated by reference in any such section of the Company Disclosure Letter constitute or be deemed to imply any representation, warranty, undertaking, covenant or other obligation of the Company not expressly set out in this Agreement or shall such disclosure be construed as extending the scope of any representation or warranty, undertaking, covenant or obligation set out in this Agreement. Any capitalized terms used in any Section of the Company Disclosure Letter or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(q) The parties agree that they have participated jointly in the drafting of this Agreement and have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signatures on Following Page.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

IQVENTURES HOLDINGS, LLC

By:	/s/ Cory Miller
Name: Cory Miller
Title: President

POLO MERGER SUB, INC.

By:	/s/ Cory Miller
Name: Cory Miller
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

The Aaron’s Company, Inc.

By:	/s/ Douglas A. Lindsay
Name: Douglas A. Lindsay
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit 99.1

The Aaron’s Company Enters into Definitive Agreement to Be Acquired by IQVentures for $10.10 Per Share

Transaction Represents 34.0% Premium to Aaron’s Closing Share Price on June 14 and 35.6% Premium to the 90-Day Volume Weighted Average Share Price

ATLANTA, June 17, 2024 /PRNewswire/ — The Aaron’s Company, Inc. (NYSE: AAN) (“The Aaron’s Company” or the “Company”) today announced that it has entered into a definitive agreement to be acquired by IQVentures Holdings, LLC (“IQVentures”), a leading fintech organization, for $10.10 per share in cash, or an enterprise value of approximately $504 million. The price represents a premium of 34.0% over the Company’s closing share price of $7.54 on June 14, 2024 and a premium of 35.6% over the Company’s 90-day volume-weighted average share price.

“We are pleased to announce this transaction with IQVentures, which delivers significant and immediate value to our shareholders,” said John W. Robinson III, Chairman of the Board of The Aaron’s Company. “While we have performed well in a challenging operating environment, our Board has consistently evaluated the Company’s standalone plan against other strategic opportunities, including recently engaging with a range of potential partners. With the assistance of our financial and legal advisors, the Board conducted a thorough review of our strategic options and ultimately determined that a sale to IQVentures represented the best way to maximize shareholder value.”

“We believe that IQVentures’ resources and financial services expertise will help the Company achieve its long-term potential,” said Douglas Lindsay, Chief Executive Officer of The Aaron’s Company. “Together with IQVentures, The Aaron’s Company will be better positioned to accelerate its omni-channel strategy and operational efficiency initiatives, all while continuing to enhance our customers’ lives by providing easy access to high quality products through affordable lease and retail purchase options.”

IQVentures is a proven fintech leader that provides intelligent, market-driven solutions built on the latest emerging technologies and beneficial shared services for the entities it acquires. IQVentures has a demonstrated track record of value creation, and expertise in customer management, with a deep understanding of The Aaron’s Company’s core customer base.

IQVentures President Cory Miller stated, “We admire The Aaron’s Company’s industry-leading position, and we look forward to applying our knowledge and resources to better serve its customers. Douglas and his team have transformed the Company over the past few years, and we are excited to build on that transformation and work together to continue evolving and growing the business.”

Transaction Details

The transaction was unanimously approved by the Board of Directors of The Aaron’s Company and is expected to close by the end of the year, subject to shareholder approval, regulatory approval and other customary closing conditions. The transaction is not subject to a financing condition.

Upon completion of the transaction, The Aaron’s Company will become a privately held company, and its common stock will no longer be traded on NYSE.

Following the closing of the transaction, it is expected that The Aaron’s Company will continue to operate under its existing brand names and will maintain its headquarters in Atlanta, GA.

For further information regarding the terms and conditions contained in the definitive transaction agreement, please see The Aaron’s Company’s Current Report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission in connection with the announcement of the transaction.

Advisors

J.P. Morgan Securities LLC is serving as exclusive financial advisor to The Aaron’s Company, and Jones Day is serving as legal counsel. Stephens Inc. is serving as exclusive financial advisor to IQVentures, and King & Spalding LLP is serving as legal counsel.

About The Aaron’s Company, Inc.

Headquartered in Atlanta, The Aaron’s Company, Inc. is a leading, technology-enabled, omnichannel provider of lease-to-own and retail purchase solutions of appliances, electronics, furniture, and other home goods across its brands: Aaron’s, BrandsMart U.S.A, BrandsMart Leasing, and Woodhaven. Aaron’s offers a direct-to-consumer lease-to-own solution through its approximately 1,220 company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform. BrandsMart U.S.A. is one of the leading appliance retailers in the country with 11 retail stores in Florida and Georgia, as well as its e-commerce platform. BrandsMart Leasing offers lease-to-own solutions to customers of BrandsMart U.S.A. Woodhaven is the Company’s furniture manufacturing division. For more information, visit investor.aarons.com, aarons.com, and brandsmartusa.com.

About IQVentures

Headquartered in the Columbus, Ohio metropolitan area, IQVentures invests in and builds the next generation of technology and companies that help shape the future. IQVentures has substantial experience and expertise in all aspects of consumer and business financing and leverages proprietary technology and shared services to help drive value for the companies it acquires. For more information, please visit www.iqventures.com.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “believe,” “expect,” “expectation,” “anticipate,” “may,” “could,” “should,” “intend,” “seek,” “estimate,” “plan,” “target,” “project,” “likely,” “will,” “forecast,” “future,” “outlook,” or other similar words, phrases, or expressions. These risks and uncertainties include factors such as (i) the ability to obtain regulatory approval and meet other closing conditions to the proposed transaction, including shareholder approval; (ii) the ability of IQVentures to obtain financing for the proposed transaction; (iii) potential adverse reactions or changes to business relationships resulting from the announcement, pendency or inability to complete the proposed transaction on the expected timeframe or at all; (iv) litigation relating to the proposed transaction; (v) the inability to retain key personnel, or potential diminished productivity due to the impact of the proposed transaction on the Company’s current and prospective employees, key management, customers, suppliers, franchisees and business partners; and (vi) the other risks and uncertainties discussed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in other documents that the Company files from time to time with the SEC. Statements in this news release that are “forward-looking” include without limitation statements about IQVentures’ proposed transaction to acquire the Company (including the anticipated benefits, results, effects and timing of the proposed transaction). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this news release.

Additional Information and Where To Find It

This communication may be deemed to be solicitation material in respect of the transaction between the Company and IQVentures. The Company expects to announce a special meeting of shareholders as soon as practicable to obtain shareholder approval of the transaction. In connection with the transaction, the Company intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form. INVESTORS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at www.aarons.com or by sending a written request to the Company in care of the Corporate Secretary, at The Aaron’s Company, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339.

Participants in the Merger Solicitation

The Company and certain of its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the special meeting of shareholders. Information regarding the Company’s directors and executive officers is available in the Company’s proxy statement filed with the SEC on March 21, 2024 in connection with its 2024 annual meeting of shareholders. Other information regarding persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement related to the proposed transaction and other relevant materials to be filed with the SEC when they become available.

Aaron’s Investor Relations Contact:

InvestorRelations@aarons.com

Phone: 678-402-3590

Aaron’s Media Relations Contact:

MediaRelations@aarons.com

Phone: 678-402-3591

FGS Global

Jim Barron / Jamie Baird / Danielle Berg

aarons@fgsglobal.com

IQVentures Media Relations Contact:

Phone: 888-983-4478